UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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WESTELL TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WESTELL TECHNOLOGIES, INC.
750 North Commons Drive
Aurora, Illinois 60504
(630) 898-2500

Notice of Annual Meeting of Stockholders
September 16, 2015

Dear Stockholders:

The 2015 Annual Meeting of Stockholders of Westell Technologies, Inc. (the “Company”) will be held at the Company’s Corporate Headquarters, 750 North Commons Drive, Aurora, Illinois 60504 on Wednesday, September 16, 2015 at 10:00 a.m. Central Daylight Time for the following purposes:

1.	To elect the Board nominated slate of eight directors;

2.	To approve the Westell Technologies, Inc. 2015 Omnibus Incentive Compensation Plan;

3.	To ratify the appointment of independent auditors;

4.	To conduct an advisory vote to approve executive compensation (“Say-on-Pay”); and

5.	To consider any other matters that may properly come before the meeting.
The Board of Directors (the “Board”) has fixed the close of business on July 21, 2015, as the record date for determining the stockholders entitled to notice of and to vote at the annual meeting.

Pursuant to the rules promulgated by the Securities and Exchange Commission, we have again elected to furnish proxy materials to our stockholders on the Internet. We believe this allows us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our annual meeting. Please review the instructions with respect to each of your voting options as described in the Proxy Statement and the Notice.

Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote promptly. You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of the proxy card by mail, you may also vote by signing, dating and mailing the proxy card in the envelope provided.

By Order of the Board of Directors

Thomas P. Minichiello

Senior Vice President, Chief Financial Officer,
Treasurer and Secretary

July 29, 2015

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON SEPTEMBER 16, 2015: THE WESTELL TECHNOLOGIES, INC. PROXY STATEMENT FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS AND FISCAL YEAR ENDED MARCH 31, 2015, ANNUAL REPORT ARE AVAILABLE AT www.proxyvote.com.

As used in this Proxy Statement, except as the context otherwise requires, the terms “Westell,” the “Company,” “we,” “our,” “ours,” and “us” refers to Westell Technologies, Inc. and its subsidiaries.

WESTELL TECHNOLOGIES, INC.
750 North Commons Drive
Aurora, Illinois 60504
___________

Proxy Statement for the 2015 Annual Meeting of Stockholders
to be held September 16, 2015
___________

To the Stockholders of
WESTELL TECHNOLOGIES, INC.:

This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of Westell Technologies, Inc. ("Westell" or the "Company") of proxies for the Annual Meeting of Stockholders to be held at the Company’s Corporate Headquarters, 750 North Commons Drive, Aurora, Illinois 60504, on Wednesday, September 16, 2015, at 10:00 a.m. Central Daylight Time for the purpose of considering and acting upon the matters specified in the Notice of Annual Meeting of Stockholders accompanying this Proxy Statement. As permitted by Securities and Exchange Commission rules, the Company is making this Proxy Statement and its annual report available to its stockholders electronically via the Internet. On or about August 7, 2015, we expect to mail to our stockholders a Notice containing instructions on how to access this Proxy Statement and our annual report and vote online. If you receive a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the Proxy Statement and annual report. The Notice also instructs you on how you may submit your proxy over the Internet. If you receive a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Notice.

You may vote in person at the meeting or you may vote in advance of the meeting via the Internet, by telephone, or, if you request a paper copy of the proxy materials, by using the proxy card that will be enclosed with those materials.  If you intend to use the proxy card, please mark, date and sign it, and then return it promptly in the postage-paid envelope that comes with the card.  If you intend to vote over the telephone or via the Internet, please follow the instructions on the Notice that you received.  Those instructions are also available at www.proxyvote.com. You may then access these proxy materials and vote your shares over the Internet or by telephone. The Notice contains a control number that you will need to vote your shares over the Internet or by telephone.

Proxies will be voted as specified. If no directions are specified on a duly submitted proxy, the shares will be voted, in accordance with the recommendations of the Board of Directors, FOR Proposal No. 1 for the election of the eight directors nominated by the Board of Directors, FOR Proposal No. 2 to approve the Westell Technologies, Inc. 2015 Omnibus Incentive Compensation Plan, FOR Proposal No. 3 to ratify the appointment of independent auditors, FOR Proposal No. 4 to approve the compensation of the Company’s named executive officers (“NEOs”), on an advisory basis, and in accordance with the discretion of the persons appointed as proxies on any other matter properly brought before the meeting. A proxy may be revoked at any time prior to the voting thereof by written notice to the Secretary of the Company, by submitting a later dated proxy or by attending the meeting and voting in person.

A majority of the outstanding voting power of our Class A Common Stock and Class B Common Stock entitled to vote at this meeting and represented in person or by proxy will constitute a quorum. Abstentions and broker non-votes will be counted as shares present for purposes of determining the presence or absence of a quorum. A quorum is needed for any proposal to be adopted.

The affirmative vote of the holders of a plurality of the voting power of the Class A Common Stock and Class B Common Stock of the Company, voting together as a single class, and represented in person or by proxy at the meeting is required for the election of directors. The affirmative vote of holders of a majority of the voting power of the Class A Common Stock and Class B Common Stock of the Company, voting together as a single class, represented in person or by proxy at the meeting is required to approve the Westell Technologies, Inc. 2015

Omnibus Incentive Compensation Plan, to ratify the appointment of the independent auditors, and to approve the advisory vote on the compensation of the NEOs.

If your broker holds your shares in its name and does not receive voting instructions from you, your broker has discretion to vote those shares on the proposal to ratify the appointment of the independent auditors, which is considered a “routine” matter. However, on “non-routine” matters such as the election of directors, Proposal 2 and Proposal 4, your broker must receive voting instructions from you, as it does not have discretionary voting power for these particular items. Therefore, if you are a beneficial owner and do not provide your broker with voting instructions, your shares may constitute broker non-votes with respect to the election of directors, Proposal 2 and Proposal 4. Broker “non-votes” will have no effect on the outcome of the election of directors, or on Proposals 2 and 4. Abstentions will have the same effect as votes against Proposals 2, 3 and 4, and will have no impact on the election of directors.

Expenses incurred in the solicitation of proxies will be borne by the Company. Officers of the Company may make additional solicitations in person, by telephone or other communications, without compensation apart from their normal salaries.

The Annual Report on Form 10-K for the fiscal year ended March 31, 2015 (“fiscal year 2015”) accompanies this Proxy Statement. If you did not receive a copy of the report, you may obtain one at the Internet website listed above or by writing to the Secretary of the Company at the address of the corporate headquarters indicated above.

Only holders of record of our Class A Common Stock or Class B Common Stock at the close of business on July 21, 2015, are entitled to vote at the meeting. As of July 21, 2015, we had outstanding 46,965,244 shares of Class A Common Stock and 13,937,151 shares of Class B Common Stock, and such shares are the only shares entitled to vote at the meeting. Each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to four votes on each matter to be voted upon at the meeting.

PROPOSAL NO. 1:
ELECTION OF DIRECTORS

At the Annual Meeting, eight directors are to be elected to hold office for terms expiring at the next annual meeting of stockholders. Our Bylaws provide that not less than six nor more than ten directors shall constitute the Board of Directors.

The Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve. It is intended that the proxies will be voted for the election of the nominees listed below. In the unforeseen event that any such nominee is unable to serve, proxies may be voted for another nominee designated by the Board of Directors.

Nominees for Election for Terms Expiring at the 2016 Annual Meeting

The following table sets forth certain information with respect to the nominees, all of whom are current members of the Board of Directors with the exception of Ms. Jeannie H. Diefenderfer.

Name	Age	Principal Occupation and Other Information
J. Thomas Gruenwald	67
J. Thomas Gruenwald has served as Chief Executive Officer and President since February 10, 2015, has served as a director of the Company since October 2013 and as Chairman since March 2015. From July 2013 to December 2014, Mr. Gruenwald served as the Managing Partner at Alliant Formulations, LLC, a leading manufacturer of personal care products requiring complex chemistry and manufacturing processes. Prior to Alliant Formulations Mr. Gruenwald was a managing director at the Global Sentry Group, LLC, a strategic advisory and turnaround firm specializing in small and mid-sized high tech corporations from 2008 to 2012. Mr. Gruenwald has more than 25 years of telecommunications experience. He held a number of senior executive positions at Tellabs, a multi-billion dollar designer and manufacturer of telecommunications systems. During his tenure there, he served in a number of senior executive roles including CTO, Executive Vice President of the broadband networking division, CIO, and Vice President of Human Resources and Quality Systems. Mr. Gruenwald has also served as President and CEO of UNI Quality, Inc., a professional services firm, and held several executive and technical positions with AT&T Bell Laboratories. Prior to that he was Assistant Professor of Physics at the University of Portland in Portland, Oregon. He served for 10 years as director and Chairman of Edward Hospital, was a director of the Illinois Institute of Technology, the Board of Advisors to the Engineering college of Iowa State University and is a trustee of North Central College. He previously served as a Director of Spectrum Control (SPEC, NASDAQ) until 2011. Mr. Gruenwald obtained his undergraduate degree in Physics from the University of Cincinnati, and his Masters degree and Ph.D. in Theoretical Physics from Purdue University. Mr. Gruenwald’s executive experience and his knowledge of the telecommunications industry qualify him to serve as Chairman of the Board of Directors.

Fared Adib	38
Fared Adib has served as a Director of the Company since July 2014. Mr. Adib is currently the Global Head of Telecom Partnerships at Google Inc., where he is responsible for furthering efforts around the Android ecosystem with telecom and OEM partners globally, a position he has held since April 2014. Previously, Mr. Adib was the Global Chief Product and Innovation Officer at Softbank Mobile and Sprint Corporation, where he led global product strategy, product management, procurement, and marketing from August 2013 to February 2014. Mr. Adib also held a variety of executive positions during his 11 year tenure at Sprint Nextel Corporation, including Senior Vice President of Product Development, Device Planning and Operations, Vice President of Sales and Distribution Operations, and several other leadership roles. Mr. Adib previously served on the board of directors of Mindspeed Technologies, which was sold in 2013. Mr. Adib's executive roles, education and his knowledge of the telecommunications industry qualify him to serve on the Board of Directors and as a member of the Audit Committee.

Jeannie H. Diefenderfer	54
Jeannie H. Diefenderfer has served as the Founder and Chief Executive Officer of courageNpurpose, LLC, since February, 2014. Ms. Diefenderfer advises boards and Chief Executive Officers in strategic initiatives to drive operational and business efficacy. Before retiring in 2012, she spent over 28 years at Verizon Communications including over 10 years in executive leadership positions, leading global enterprise customer care, network engineering and other large-team organizations. Ms. Diefenderfer is an independent director on the board of MRV Communications, Inc. (NASDAQ: MRVC), a member of the Accenture Network Advisory Council, and a member of the Vasona Networks Advisory Board. She is a Trustee of Tufts University and has served on the board of the Ms. Foundation for Woman for 8 years. From 2001 to 2008, she was a member of the board of Independent Trustees at Citizens Funds, an SRI mutual fund complex, based in Portsmouth, NH. She holds a BS in Chemical Engineering from Tufts University, and an MBA from Babson College. Ms. Diefenderfer brings to the Board of Directors over 28 years of technical and operational experience in the telecommunications industry. Ms. Diefenderfer's executive experience and her knowledge of the telecommunications industry qualifies her to serve of the Board of Directors.

Robert W. Foskett(1)	38
Robert W. Foskett has served as a Director of the Company since September 2009. Mr. Foskett is the Managing Partner and Investment Committee Member of Table Mountain Capital LLC, a private investment company, a position he has served since 2006.  Prior to joining Table Mountain Capital LLC, he served from 2002 to 2006 as a Research Director at L.H. Investments, a private investment company. Mr. Foskett holds an MBA from the University of Denver, Daniels College of Business. Mr. Foskett’s investment experience and education qualify him to serve on Board of Directors and as a member of the Corporate Governance and Nominating Committee.

Dennis O. Harris	71
Dennis O. Harris has served as a Director of the Company since January 2010. Mr. Harris completed a nearly 38-year telecommunications career in 2002 as the President of Network Services at SBC Midwest, now a part of AT&T, which provides voice, video, data and broadband delivery services. Mr. Harris possesses a great depth of knowledge of the telecommunications industry and its participants, as well as extensive experience in the areas of operations, sales, customer service, and human resources. He remains active in the industry and continues in advisory roles to a number of companies. Mr. Harris currently serves on the boards of London Medical Management and The R.J. Carroll Company. Mr. Harris has been active in community service and has served on the board of the North Texas Minority Business Development Council and the American Red Cross of Dallas. Mr. Harris’ knowledge of operations, sales, customer service and human resources developed during his career in the telecommunications industry, and his other board experience qualify him to serve on the Board of Directors and as a member of the Compensation Committee.

Martin D. Hernandez	57
Martin D. Hernandez has served as a Director of the Company since May 2009. Since March 2015, Mr. Hernandez has served as the Chief Financial Officer of Meltwater, a media intelligence software as a service company. Prior to Meltwater, from July 2006 to 2014, Mr. Hernandez served as Chief Financial Officer of Kineto Wireless, Inc., an innovator and leading supplier of solutions that enable delivery of mobile services over broadband. Prior to that, Mr. Hernandez served as President and Chief Operating Officer of Rainmaker Systems, Inc., a leading provider of sales and marketing solutions, from September 2000 to March 2005 and as Rainmaker’s Chief Financial Officer beginning in October 1999. Prior to Rainmaker, he held senior financial and operational roles with Silicon Graphics and Meris Laboratories. Mr. Hernandez received his CPA certificate while in the San Jose office of Price Waterhouse. Mr. Hernandez’s experience as a CPA and Chief Financial Officer as well as his experience in telecom software and technology qualify him to serve on the Board of Directors and as a member of the Audit Committee and the Corporate Governance and Nominating Committee.

Eileen A. Kamerick	57
Eileen A. Kamerick has been a director of Westell since December 2003. Since April 2015, Ms. Kamerick has served as Senior Vice President Resources and Chief Financial Officer of ConnectWise, a developer of business management software designed for technology companies. Ms. Kamerick also lectures at law schools and consults on corporate governance matters. From October 2012 to June 2014, Ms. Kamerick served as Chief Financial Officer of Press Ganey Associates, Inc., a recognized leader in health care performance improvement. From 2010 to 2012, Ms. Kamerick served as Managing Director and Chief Financial Officer of Houlihan Lokey, an international investment bank and advisory firm. She also served as President of the Houlihan Lokey Foundation, which oversees Houlihan Lokey, Inc.’s charitable activities. From 2008 to 2010, Ms. Kamerick served as Senior Vice President, Chief Financial Officer and Chief Legal Officer of Tecta America Corporation, the largest commercial roofing company in the United States. Prior to joining Tecta America Corporation, she served as Executive Vice President and Chief Financial Officer of BearingPoint, Inc., a management and technology consulting firm from May 2008 to June 2008. On February 18, 2009, BearingPoint, Inc. filed for reorganization under Chapter 11 of the United States Bankruptcy Code. Ms. Kamerick has also served as Chief Financial Officer at numerous leading companies including Heidrick and Struggles International, Inc.; Leo Burnett; and BP Amoco Americas. Ms. Kamerick earned her bachelor's degree in English literature from Boston College, and both her MBA and law degree from The University of Chicago. She serves on the board of Associated Banc-Corp where she Chairs the Audit Committee. She also serves on the Nominating Committees and as Chairperson of the Audit Committees for the boards of certain closed end funds advised by Legg Mason Partners Fund Advisors, LLC. Additionally, she serves on the boards of the Boys and Girls Club of Chicago, Eckerd Alternatives for Youth Board and the Juvenile Protective Association. Ms. Kamerick’s executive experience with public and private companies, her knowledge of corporate governance as well as her service on public company boards qualify her to serve on the Board of Directors and as the Chair of the Audit and Compensation Committees.

Robert C. Penny III(1)	62
Robert C. Penny III has served as a Director of the Company since September 1998. He has been the managing partner of P.F. Management Co., a private investment company, since May 1980 and is the owner of Eastwood Land & Cattle, a private business. Mr. Penny’s years of service as a board member and his knowledge of the Company's business and technology qualify him to serve as a member of the Board of Directors and as the Chair of the Corporate Governance and Nominating Committee.

(1)	Mr. Robert W. Foskett is the nephew of Mr. Robert C. Penny III.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ALL OF THE NOMINEES.

PROPOSAL NO. 2:
APPROVAL OF THE WESTELL TECHNOLOGIES, INC.
2015 OMNIBUS INCENTIVE COMPENSATION PLAN
General

At the annual meeting, stockholders will be asked to approve the Westell Technologies, Inc. 2015 Omnibus Incentive Compensation Plan (the "2015 Omnibus Plan"). The 2015 Omnibus Plan was adopted by the Company’s board on June 16, 2015, subject to stockholder approval at the annual meeting. The 2015 Omnibus Plan is intended to constitute a stock-based and cash incentive plan for the Company, and includes provisions by which the Company may grant directors and key employees stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance share awards, other equity awards and cash incentive awards. No options or other awards have yet been granted under the 2015 Omnibus Plan, and will not be granted prior to stockholder approval of the 2015 Omnibus Plan. See “Executive

Compensation” below for information on awards previously made under the Westell Technologies, Inc. 2004 Stock Incentive Plan (the "2004 Plan").

The purposes of the 2015 Omnibus Plan are to enable the Company to attract and retain the best available directors and key employees and provide those directors and key employees with an additional incentive to promote the success and growth of the Company.

The 2015 Omnibus Plan will replace the 2004 Plan. All outstanding awards under the 2004 Plan immediately prior to stockholder approval of this plan will continue to be governed by their applicable terms and conditions. Any shares reserved for issuance under the 2004 Plan that have not been granted or reserved for issuance under an outstanding award will be added to the share reserve for this plan as described below.

In response to current market compensation trends, the Board of Directors determined it was in the best interest of the Company to create a new incentive plan. The 2015 Omnibus Plan will continue to provide a means to compensate the Company’s directors, officers and key employees in a way that is performance-driven, because the value of many of the awards will depend on performance - either of our stock or our corporate performance. Structuring such a plan may also have tax benefits to the Company; see “Certain Federal Income Tax Consequences” below.

The following summary of the 2015 Omnibus Plan is qualified by reference to the full text thereof, which is attached as Annex A to this proxy statement.  Capitalized terms not otherwise defined in this proposal have the meanings ascribed to them in the 2015 Omnibus Plan.

Plan and Award Limits

A total of 4,200,000 shares of Class A Common Stock ("Shares") plus the number of Shares reserved for issuance under the 2004 Plan that have not been granted or reserved for issuance under an outstanding award may be issued under the 2015 Omnibus Plan (approximately 2,258,544 Shares, as of July 21, 2015), all of which may be issued in the form of Incentive Stock Options. If any Award granted under this Plan or the 2004 Plan is canceled, terminates, expires, or lapses for any reason, any Shares subject to such Award shall again be available for the grant of an Award under the 2015 Omnibus Plan. Shares subject to an Award shall not again be made available for issuance under the Plan if such Shares are: (a) Shares delivered to or withheld by the Company to pay the grant or purchase price of an Award, or (b) Shares delivered to or withheld by the Company to pay the withholding taxes related to an Award. Any Awards or portions thereof that are settled in cash and not in Shares shall not be counted against the foregoing Share limit.

Subject to capitalization adjustments, Awards shall be subject to the following limits:

•	The maximum aggregate number of Shares for which Options or SARs may be granted to any Participant in any fiscal year shall be 500,000 Shares (this limit applies separately to each type of Award).

•
The maximum aggregate number of Shares that may be paid to any Participant in any fiscal year under an Award of Restricted Stock, Restricted Stock Units, Performance Shares or Other Stock Based Awards, in each case that are Performance-Based Compensation, shall be 500,000 Shares determined as of the date of payout (this limit applies separately to each type of Award).

•
The maximum aggregate amount that may be paid to any Participant for any fiscal year under an Award of Performance Units, Cash Incentive Awards or any other Award that is payable in cash, in each case that are Performance-Based Compensation, shall be $2,000,000 determined as of the date of payout (this limit applies separately to each type of Award).

If any stock dividend is declared upon the Shares, or if there is any stock split, stock distribution, or other recapitalization of the Company with respect to the Shares, resulting in a split or combination or exchange of Shares, the Administrator will make or provide for such adjustment in the number of and class of Shares that may be delivered under the Plan, and in the number and class of and/or price of Shares subject to outstanding Awards as it may, in its discretion, deem to be equitable.

Administration

The 2015 Omnibus Plan will be administered by a designated Administrator. For the purposes of granting Awards to Company directors, this shall be the entire Board. For other purposes, however, the Administrator shall be the Compensation Committee of the Board.

Among other functions, the Administrator will have the authority:  (a) to select the persons to whom Awards may from time to time be granted hereunder (consistent with the eligibility conditions set forth in the 2015 Omnibus Plan); (b) grant Awards in such form and amount as it shall determine; (c) provide in an Award that vesting will be accelerated in the event of Participant’s death, disability or retirement, or a Change in Control or related event; (d) impose limitations, restrictions and conditions upon any Award; (e) continue vesting service for a Participant who terminates employment, but continues in a consulting role with the Company; (f) waive any restrictions, conditions or limitations imposed on an Award at the time the Award is granted or at any time thereafter, provided that the Administrator may not waive the vesting period of any Award or accelerate the vesting period of any Award except in the case of death, disability, retirement or a Change in Control; (g) modify, extend or renew any Award previously granted; (h) grant Substitute Awards to individuals in substitution for Awards previously granted by a predecessor or affiliated entity; and (i) permit Participants to elect to defer payments of Awards; provided that any such deferrals shall comply with applicable requirements of the Code, including Code Section 409A.

Subject to the express terms of the 2015 Omnibus Plan, all decisions made by the Administrator pursuant to the provisions of the 2015 Omnibus Plan will be final and binding on all persons, including the Company and Participants.  Neither the Board nor any individual director, or other individual acting on its behalf, will be liable for any good faith determination, act or omission in connection with the 2015 Omnibus Plan or any Award, and each shall be entitled to indemnification for losses arising or resulting therefrom.

Repricing and Cash-Outs Prohibited

Neither the Administrator nor any other person, directly or indirectly, may decrease the grant or purchase price for any outstanding Option or SAR granted under this Plan after the date of grant nor allow a Participant to surrender an outstanding Option or SAR granted under this Plan to the Company in exchange for cash, other Awards or an Option or SAR with an exercise price that is less than the exercise price of the original Option or SAR.

Eligibility

Non-employee directors and employees (as defined and determined by the Administrator) who provide services to the Company or its Affiliates are eligible to be granted Awards under the 2015 Omnibus Plan. As of July 21, 2015, there were approximately 240 employees and six non-employee directors eligible for consideration to receive Awards under the 2015 Omnibus Plan.

Section 162(m) Performance-Based Compensation and Performance Goals

The Administrator may grant Awards that are intended to provide compensation solely on account of the attainment of one or more pre-established, objective performance criteria under circumstances that are intended to qualify such compensation as Performance-Based Compensation under Section 162(m) of the Code. The vesting, level of payout, or value of performance-based compensation of such Awards will be based on the attainment of goals relating to one or more of the following business criteria measured on an absolute basis or in terms of growth or reduction: cash flow or cash flow per share; cash flow return on investment; cost; debt reductions; ratio of debt plus equity; profit before tax; economic profit; earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization and adjusted versions of those or similar measures; operating earnings; economic value added; ratio of operating earnings to capital spending; free cash flow; net profit; net income (before or after taxes); operating margins, gross margins or cash margins; operating profit; reduction in costs; gross profits; return on capital; revenue; revenue performance, revenue growth or product revenue growth; net sales; sales growth; price of the Shares or other capital stock of the Company; return on net assets, equity or stockholders’ equity; market share; total return to stockholders; or implementation, completion or attainment of measureable objectives with respect to research, development, products or projects, acquisitions or divestitures and recruiting and maintaining personnel. The specific Performance Goals may be, on an absolute or relative basis, established based on one or more of the preceding business criteria with respect to the Company, any one or more Subsidiaries or other business units or product lines of the Company or a group of peer companies established by the Administrator. Performance targets shall be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the targets were set unless the Administrator provides otherwise at the time of establishing the targets.

Award Types

Stock Options (“Options”)

Options may be awarded to non-employee directors of the Company and to key employees. Each Option will be designated at the time of the grant as either an Incentive Stock Option or a Non-Qualified Stock Option. The purchase price for a Share subject to an Option shall not be less than 100% of the fair market value of the Share on the grant date; provided, however, that if a Participant will beneficially own greater than 10% of the stock of the Company following the grant, the purchase price of an Incentive Stock Option shall not be less than 110% of the fair market value on the grant date. Each option shall be evidenced by an Award Agreement that shall specify, in additional to other information designated by the Administrator, the number of Options granted, the term of the Option (which may not exceed ten years) and such other provisions as the Administrator may determine. Except to the extent otherwise permitted by the Plan, no portion of the Option may be exercisable prior to the first anniversary of the Grant Date.

Stock Appreciation Rights (“SARs”)

SARs may be awarded to non-employee directors of the Company and to key employees. Each SAR will be evidenced by an Award Agreement that specifies the number of SARs granted, the grant price (which shall be not less than the fair market value of a Share of Company common stock on the grant date), the term of the SAR (which may not exceed ten years) , and such other provisions determined by the Administrator. Except to the extent otherwise permitted by the Plan, no portion of the SAR may be exercisable prior to the first anniversary of the Grant Date. Upon the exercise of SARs, the Participant is entitled to receive, in either cash and/or Shares (as determined by the Administrator), an amount determined by multiplying (a) the difference obtained by subtracting the grant price from the fair market value of a Share of Company common stock on the date of exercise, by (b) the number of SARs exercised.

Restricted Stock Awards (“RSAs”)

RSAs may be awarded to non-employee directors of the Company and to key employees. The Administrator shall determine the eligible persons to receive RSAs, the number of Shares to be covered by the Award, the time or times within which such Awards may be subject to forfeiture and any other terms and conditions the Administrator deems appropriate. RSA grants may be conditioned upon the attainment of Performance Goals, and are subject to forfeiture under terms dictated by the Administrator prior to the grant. An RSA that is based solely on the Participant's continued service will become vested and exercisable over the three-year period after the Grant Date, with 1/3 of the Award becoming vested one year after the Grant Date and an additional 1/3 becoming vested on the second and third anniversaries of the Grant Date; provided that the Administrator may determine, at the time of grant, that the RSA will become vested over a longer period of time. An RSA that becomes vested based upon the achievement of a Performance Goal shall not become vested prior to the first anniversary of the Grant Date.

Restricted Stock Unit Awards (“RSUAs”)

RSUAs may be awarded to non-employee directors of the Company and to key employees. Each RSUA entitles a Participant to receive Shares of common stock or cash payments based upon the fair market value of Shares of common stock if conditions predetermined by the Administrator are satisfied. The Administrator shall determine the eligible persons to receive RSUAs, the number of Shares to be covered by the Award, the time or times within which such Awards may be subject to forfeiture and any other terms and conditions. RSUA grants may be conditioned upon the attainment of Performance Goals, and are subject to forfeiture under terms determined by the Administrator. An RSUA that is based solely on the Participant's continued service will become vested and exercisable over the three-year period after the Grant Date, with 1/3 of the Award becoming vested one year after the Grant Date and an additional 1/3 becoming vested on the second and third anniversaries of the Grant Date; provided that the Administrator may determine, at the time of grant, that the RSUA will become vested over a longer period of time. An RSUA that becomes vested based upon the achievement of a Performance Goal shall not become vested prior to the first anniversary of the Grant Date.

Performance Share Awards (“PSAs”)

PSAs may be awarded to key employees of the Company. Each PSA entitles a Participant to receive Shares of common stock if conditions pre-determined by the Administrator are met. The Administrator shall determine the eligible persons to receive PSAs, the number of Shares to be covered by the Award, the time or times within which such Awards may be subject to forfeiture and any other terms and conditions. PSA grants may be conditioned upon the attainment of Performance Goals, and are subject to forfeiture under terms dictated by the Administrator.

Other Equity Awards

Other Equity Awards may be granted to non-employee directors of the Company and to key employees. These Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares. Awards to non-employee directors may be granted with no minimum vesting period. Awards covering a maximum of 350,000 Shares per fiscal year may be granted to employees with no minimum vesting period or if having a vesting period, such acceleration terms as determined by the Administrator. Each Award shall be confirmed by, and be subject to the terms of, an Award Agreement identifying the restrictions applicable to the Award, if any.

Cash Incentive Awards (“CIAs”)

Cash Incentive Awards may be established either alone or in addition to other Awards for the benefit of key employees. The Administrator shall determine the employees to whom and the time or times at which CIAs shall be granted, and the conditions upon which such Awards will be paid. CIAs may be paid solely on account of the attainment of one or more pre-established, objective Performance Goals set by the Administrator.

Dividend Equivalent Units

The Company does not anticipate paying cash dividends in the foreseeable future. Nevertheless, to codify the Company’s current and intended practice, the Plan prohibits the issuance of dividends and dividend equivalents on stock options and SARs and prohibits the current payment of dividends or dividend equivalents on any Awards subject to performance-based vesting criteria until the applicable performance objectives have been achieved.

New Plan Benefits

Awards to directors and key employees under the Plan are determined by the Administrator in its discretion. As a result, it is not possible to determine the benefits and amounts that will be received by any individual participant or group of participants in the future. Because the 2015 Omnibus Plan has not yet been approved, there is no historical data to report. The option, restricted share and performance grants shown in the table below were made during the Company’s fiscal year ended March 31, 2015 pursuant to the 2004 Stock Plan for (i) our continuing Named Executive Officers (listed individually), (ii) to the Company’s employees who are executive officers (in the aggregate), (iii) to the Company’s non-employee directors (in the aggregate), and (iv) to the Company’s employees who are not executive officers (in the aggregate).

Name and Position	Dollar Value ($)(1)	Options (#)	Restricted Stock (#)	Performance Stock Units (#)
J. Thomas Gruenwald Chairman, President and CEO	499,566	250,000	250,000	—
Thomas P. Minichiello SVP, CFO, Treasurer and Secretary	229,500	—	30,000	30,000
Scott T. Goodrich President, In-Building Wireless	114,750	—	15,000	15,000
Current Executive Officers as a Group	862,941	250,000	302,500	52,500
Non-Executive Director Group	455,700	—	100,000	—
Non-Executive Officer Employee Group(2)	1,799,699	40,000	378,000	165,000
Total	3,118,340	290,000	780,500	217,500

(1)	The dollar value reflects the value of the options, restricted stock and performance stock units and is computed in the same manner as used in the Summary Compensation Table below.

(2)	Includes former employees and former executive officers.

Merger, Consolidation or Reorganization; Change in Control

In the event of a merger, consolidation or reorganization with any corporation in which the Company is not the surviving entity or its common stock ceases to be publicly traded, the Administrator shall either (a) act to protect Awards through substitution on an equitable basis of appropriate Shares of the surviving entity; or (b) cancel the Awards and cause the Company or corporation assuming the obligations of the Company to pay to the Participant (in the case of Options and SARs) a cash amount equal to the excess the value received by the holder of a Share of Company stock as a result of the event, over the exercise price of such Option or the grant price of a SARs, multiplied by the number of Shares subject to the Award; or (for Awards that are not Options or SARs), an amount of cash or stock based on the value of the property received by the holder of a Share of Company stock as a result of the event. In the event of a Change in Control, the Administrator may, in its discretion, cancel any outstanding Awards and make the payments referenced in (b) above.

Stockholder Rights

A Participant has no rights to vote any Shares covered by an Award until he or she has become the holder of record of such Share(s).

Transferability

Except as permitted by the 2015 Omnibus Plan or an Award Agreement, an Award may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, prior to vesting (or exercise in the case of Options and SARs).

Amendment, Modification and Term of Plan

The Board may amend, modify, suspend, or terminate the 2015 Omnibus Plan at any time.  However, except as otherwise provided in the 2015 Omnibus Plan, no amendment, alteration or discontinuation will be made which would impair the rights of a Participant with respect to an Award without that Participant’s consent. The 2015 Omnibus Plan will be effective as of the date of stockholder approval and will continue in effect until the earliest of (a) the date on which it is terminated by the Board or (b) the date on which no Shares remain available for issuance under the 2015 Omnibus Plan; provided, however, that Awards granted prior to the 2015 Omnibus Plan’s termination may extend beyond that termination.

Withholding

The Company shall have the power to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state and local taxes (such as FICA obligations). For withholding required upon the exercise of Options or SARs, the Administrator may permit a Participant to satisfy withholding, in whole or in part, by having the Company withhold Shares having a fair market value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed.

Certain Federal Income Tax Consequences

The following is a brief summary of the Company’s understanding of the principal income tax consequences under the Code of grants or awards made under the Plan based upon the applicable provisions of the Code in effect on the date hereof.

Nonqualified Stock Options (“NSOs”)

An optionee will not recognize taxable income at the time an NSO is granted.  Upon exercise of the NSO, an optionee will recognize compensation income in an amount equal to the difference between the exercise price and the fair market value of the Shares on the date of exercise.  The amount of such difference will be a deductible expense to the Company for tax purposes.  On a subsequent sale or exchange of Shares acquired pursuant to the exercise of an NSO, the optionee will recognize a taxable gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of such Shares.  The tax basis will, in general, be the amount paid for the Shares plus the amount treated as compensation income at the time the Shares were acquired pursuant to the exercise of the option.

Incentive Stock Options (“ISOs”)

Neither the grant nor exercise of an ISO will generally have any federal income tax consequences for an optionee. The amount by which the fair market value of the Shares acquired upon the exercise of an ISO exceeds the option price as of the date of exercise, however, is an item of “tax preference” for purposes of computing the alternative minimum tax on individuals. If an optionee has held the Shares acquired on the exercise of an ISO for at least two years from the date of the grant of the option and at least one year from the date of exercise, the optionee will recognize taxable long-term capital gain or loss upon a subsequent disposition of the Shares. In such circumstances, no deduction would be allowed to the Company for federal income tax purposes in connection with the grant or exercise of the option or the transfer of Shares acquired upon such exercise. If, however, the optionee disposes of his or her Shares within the holding periods described above, (i) the optionee will recognize ordinary income in an amount equal to the difference between the fair market value of such Shares on the date of exercise and the option price, provided that, if the disposition is a sale or exchange with respect to which a loss (if sustained) would be recognized by the optionee and the amount realized from such sale or exchange is less than the fair market value on the exercise date, then the ordinary income will be limited to the excess of the amount realized upon the sale or exchange of the Shares over the option price; (ii) the Company will be entitled to a deduction for such year in the amount of the ordinary income so recognized; and (iii) the optionee will recognize capital gain or loss, as the case may be, in an amount equal to the difference between the amount realized upon such sale or exchange of the Shares and the sum of the option price plus the amount of ordinary income, if any, recognized upon such disposition.

Stock Appreciation Rights.

A Participant will not recognize taxable income at the time an SAR is granted.  Upon exercise of the SAR, the Participant will recognize compensation income in an amount equal to the difference between the exercise price and the fair market value of the Shares on the date of exercise.  The amount of such difference will be a deductible expense to the Company for tax purposes.  On a subsequent sale or exchange of Shares acquired pursuant to the exercise of an SAR, the Participant will recognize a taxable gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of such Shares.  The tax basis will, in general, be the fair market value of the Shares on the date the Shares were acquired pursuant to the exercise of the SAR.

Restricted Stock

A Participant will not recognize income at the time an award of restricted stock is made under the 2015 Omnibus Plan, unless the Participant makes the election described below.  However, a Participant who has not made the election will recognize ordinary income at the time the restrictions on the common stock lapse.  The ordinary income recognized will be in an amount equal to the fair market value of the restricted stock at such time.  A Participant may elect, under Section 83(b) of the Code, within 30 days of the stock grant to recognize taxable ordinary income on the date of grant equal to the excess of the fair market value of the Shares (determined without regard to the restrictions) on such date over the amount, if any, paid for such Shares.  The Company will generally be entitled to a deduction equal to the amount that is taxable as ordinary income to the Participant in the year that such income is taxable.

The holding period to determine whether the Participant has long-term or short-term capital gain or loss on a subsequent sale of the stock generally begins when the restriction period expires and the tax basis for such Shares will generally be based on the fair market value of the Shares on such date.  However, if the Participant has made an election under Section 83(b), the holding period will commence on the date of grant and the tax basis will be equal to the fair market value of Shares on such date (determined without regard to the restrictions).

Restricted Stock Units; Performance Share Awards.

An individual who has been granted RSUs or PSAs will not recognize taxable income until the applicable award cycle expires and the individual is in receipt of the stock distributed in payment of the Award, at which time such individual will realize compensation income equal to the full fair market value of the Shares delivered.  The Company is generally entitled to an income tax deduction for any compensation income taxed to the Participant.

Cash Incentive Awards.

A Participant will recognize taxable income upon payment of a Cash Incentive Award and the payment will be a deductible expense to the Company for tax purposes.

Section 162(m) Limit on Compensation.

Section 162(m) of the Code limits the deduction the Company can take for compensation paid to the Company's CEO and three other highest paid officers (other than the Company's principal financial officer), determined as of the end of each year, to $1,000,000 per year per individual. However, certain performance-based compensation that meets the requirements of Section 162(m) does not have to be included as part of the $1,000,000 limit. The 2015 Omnibus Plan is designed so that Awards granted to the covered individuals may meet the Section 162(m) requirements for performance-based compensation if the Awards are based upon the satisfaction of one or more pre-established Performance Goals.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE WESTELL TECHNOLOGIES, INC. 2015 OMNIBUS INCENTIVE COMPENSATION PLAN.

PROPOSAL NO. 3:
RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has appointed Ernst & Young LLP, an independent registered public accounting firm, as auditors for the fiscal year ending March 31, 2016 (“fiscal year 2016”). The Board of Directors and the Audit Committee recommend that stockholders ratify the appointment of Ernst & Young. Although we are not required to do so, the Company believes that it is appropriate to request that stockholders ratify the appointment of Ernst & Young as our independent auditors for fiscal year 2016. If stockholders do not ratify the appointment, the Audit Committee will investigate the reasons for the stockholders’ rejection and reconsider the appointment. Representatives of Ernst & Young will attend the Annual Meeting, will be given the opportunity to make a statement, and will be available to respond to appropriate questions.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING MARCH 31, 2016.

PROPOSAL NO. 4:
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Pursuant to the requirements of Section 14A(a)(1) of the Securities Exchange Act of 1934, as amended, the Company is required to submit a proposal to its stockholders for a non-binding advisory vote to approve the compensation of the Company’s NEOs, as disclosed in this Proxy Statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives stockholders the opportunity to express their views on the compensation of our NEOs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the principles, policies and practices described in this Proxy Statement.

As described in detail below under the heading “Compensation Discussion and Analysis”, the guiding principles of the Company’s compensation policies and decisions seek to align each executive’s compensation with the Company’s business strategy and the interests of our stockholders while providing incentives to attract, motivate and retain key executives who are important to our long-term success. We structure our programs to discourage excessive risk-taking through a balanced use of compensation vehicles and metrics with a broad goal of delivering sustained growth in long-term stockholder value. Consistent with this philosophy, a significant portion of the total compensation for each of our executives is performance-based and tied directly to the achievement of defined goals, with short-term and long-term compensation provided in cash and forms of equity. The Compensation Committee has full discretion to reduce final payouts for incentive cash compensation. The Compensation Committee and the Board of Directors believe that our compensation design and practices are effective in helping us to achieve our strategic goals.

Accordingly, the Board of Directors recommends that stockholders support the compensation of our NEOs as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion contained in this proxy statement by approving the following advisory resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Although the say-on-pay vote is advisory and not binding, the Board of Directors and the Compensation Committee

will consider our stockholders’ perspectives and will evaluate whether any actions are necessary to address those perspectives.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

CORPORATE GOVERNANCE

Board Leadership Structure and Risk Oversight

The Board believes that its collective experience, knowledge of the Company and familiarity with the industries in which the Company operates, among other things, places the Board in the most favorable position to determine the optimal leadership structure for the Company. The Board has determined that combining the roles of the Chairman of the Board and Chief Executive Officer (“CEO”) is the optimal structure for the Company at this time, and that it does not require a designated lead director. The Board believes that the stockholders are best served by Mr. Gruenwald occupying both roles, thereby unifying the leadership and direction of the Board with management of the Company. The arrangement also facilitates communication and provides efficiencies.

The Board, as a whole and through its committees, has responsibility for the oversight of risk management. The Company’s officers are responsible for the day-to-day management of the material risks faced by the Company, including the identification of risks, assessment of economic consequences and tradeoffs, and plans and processes for management or mitigation of risk, as appropriate. In its oversight role, the Board is responsible for assuring that risk management processes designed and implemented by management are adequate and functioning as designed. The Company strategies for each business unit identify key risks and uncertainties that are reviewed by the Board at least annually, and the Board of Directors receives regular updates from management regarding the status of key risks facing the Company.

In addition to the role of the full Board, committees of the Board each oversee certain aspects of risk management. The Audit Committee oversees risk management related to financial and financial reporting matters, including the Company’s system of internal controls. The Compensation Committee oversees risks related to compensation policies and practices. The Corporate Governance and Nominating Committee is responsible for overseeing risks related to corporate governance matters and the director nomination process.

Board Committees

During fiscal year 2015, the Board of Directors had a standing Audit Committee, a Compensation Committee, and a Corporate Governance and Nominating Committee.

The members of the committees since the beginning of fiscal year 2015 are identified in the following table:

Director	Audit	Compensation	Corporate Governance and Nominating
Fared Adib	Member(1)
Kirk R. Brannock		Member (2)
Robert W. Foskett			Member
James M. Froisland	Member(2)	Member (2)
J. Thomas Gruenwald		Chair (3)
Dennis O. Harris		Member
Martin D. Hernandez	Member		Member
Eileen A. Kamerick	Chair	Chair (4)
Robert C. Penny III			Chair

(1)	Mr. Adib was appointed as a Member of the Audit Committee on September 16, 2014.

(2)	The terms of Messrs. Brannock and Froisland expired at the Annual Meeting on September 16, 2014.

(3)	Mr. Gruenwald served as Chair of the Compensation Committee until his appointment as CEO effective February 10, 2015. Effective March 24, 2015, Mr. Gruenwald was appointed as Chairman of the Board.

(4)	Effective February 10, 2015, Ms. Kamerick was appointed as Chair of the Compensation Committee.

The Board of Directors held six meetings during fiscal year 2015. Each director attended at least 75% of the aggregate number of meetings held by the Board of Directors and of meetings of Board committees on which he or she served in fiscal year 2015, except for Mr. Penny. Following the regularly scheduled Board meeting sessions, the non-employee independent directors routinely conduct separate executive sessions. The Board is authorized to directly engage outside consultants and legal counsel to assist and advise them, as needed.

The Audit Committee

The Audit Committee met seven times in fiscal year 2015. The Audit Committee is a separately designated committee of the Board, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee has direct responsibility for appointing, compensating, retaining and overseeing the work of any independent auditors. The Committee also is responsible for reviewing the plan and scope of the annual audit, reviewing our audit functions and systems of control, reviewing and pre-approving audit and permissible non-audit services, reporting to the full Board of Directors regarding all of the foregoing and carrying out the other responsibilities set forth in its charter. The Board of Directors has determined that Ms. Kamerick and Mr. Hernandez are each an "audit committee financial expert," as that term is defined in the SEC rules adopted pursuant to the Sarbanes-Oxley Act. The Board of Directors has determined that each current member of the Audit Committee is independent as defined in the NASDAQ listing standards. The Audit Committee charter is available in the corporate governance section under Investor Relations on our website at www.westell.com.

The Compensation Committee

The Compensation Committee met five times in fiscal year 2015. In carrying out the Company’s compensation activities, the Compensation Committee is responsible for, among other things, evaluating and setting the compensation for our CEO. Company management is responsible for recommending to the committee the amount of compensation of our other executive officers. On an annual basis, the Compensation Committee approves executive compensation by evaluating base salary, benefits, annual incentive compensation (the “Incentive Plan”) and long-term equity-based incentives. The committee reviews recommendations regarding other executive officers and has the authority to approve or revise such recommendations.  The CEO and other members of management do not participate in deliberations relating to their own compensation.  Under its charter, the Compensation Committee may form and delegate authority to subcommittees as it deems appropriate. For fiscal year 2015, the Compensation Committee reviewed and approved all elements of the compensation packages for each of the Company’s executive officers.

The Compensation Committee has the authority under its charter to hire and pay a fee to consultants and other advisors. As described below, the services of an independent compensation consultant were used to assist the Compensation Committee in evaluating the Company's compensation structure and levels and in establishing the Company’s compensation goals and objectives for fiscal year 2015. The Compensation Committee also reviews director compensation with its compensation consultant and has the responsibility for recommending to the Board the level and form of compensation and benefits for directors.

The Board of Directors has determined that each of the members, who served on the Compensation Committee in fiscal year 2015, is independent as defined in the NASDAQ listing standards.

The Compensation Committee charter is available in the corporate governance section under Investor Relations on our website at www.westell.com.

The Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee, which met three times in fiscal year 2015, is responsible for developing the criteria and qualifications for membership on the Board, reviewing and making recommendations to the Board as to whether existing directors should stand for re-election, considering, screening and recommending candidates to fill new or open positions on the Board, recommending Director nominees for approval by the Board and the stockholders, recommending Director nominees for each of the Board’s committees, reviewing candidates recommended by stockholders, and conducting appropriate inquiries into the backgrounds and qualifications of possible candidates. The Corporate Governance and Nominating Committee has the authority under its charter to hire and pay a fee to consultants or search firms to assist in the process of identifying and evaluating director candidates. The Corporate Governance and Nominating Committee charter is available in the corporate governance section under Investor Relations on our website at www.westell.com.

Risk Management

Westell management and the Compensation Committee view compensation practices as an important element of Enterprise Risk Management.  It is our intention to create incentive structures that reward longer-term, sustainable growth on a profitable basis and that do not encourage inappropriate risk trade-offs and behaviors.  Additionally, we view compensation as an important element in mitigating risks of losing key executives and employees and the concomitant loss of talent and skill required to operate the business. Consistent with SEC disclosure requirements, we have assessed the Company's compensation programs and have concluded that our compensation policies and practices do not encourage or create risks that are reasonably likely to have a material adverse effect on the Company.

Director Nominations

The Corporate Governance and Nominating Committee considers many factors when considering candidates for the Board of Directors and strives for the Board to be comprised of Directors who have a variety of complementary experience and backgrounds and who represent the broad interests of stockholders as a whole.

Important individual factors for Board members and candidates include strength of character, mature judgment, specialized expertise, relevant technical skills, diversity, appropriate education, broad-based business acumen, and a solid understanding of policy setting and strategy assessment. Depending upon the needs of the Board of Directors from time-to-time, certain factors may be weighed more or less heavily by the Corporate Governance and Nominating Committee.

In considering candidates for the Board of Directors, the Corporate Governance and Nominating Committee considers the entirety of each candidate’s credentials and does not have any specific minimum qualifications that must be met by a recommended nominee. However, the Corporate Governance and Nominating Committee believes that members of the Board of Directors should have high ethical and moral standards, experience and expertise that are relevant to the business, knowledge or interest in our business’ industries and technologies, and sufficient time to devote to Board matters. In addition, the Corporate Governance and Nominating Committee considers independence and whether any candidate has potential conflicts of interest or special interests that could impair his or her ability to effectively represent the interests of all stockholders. In the case of Directors being considered for renomination, the Corporate Governance and Nominating Committee will also take into account the Director's history of attendance at meetings of the Board of Directors or its committees, the Director’s tenure as a member of the Board of Directors, and the Director’s preparation for and contribution to such meetings. In the case of potential nominees, the Corporate Governance and Nominating Committee also considers the individual committee needs and may evaluate candidates in light of requirements and qualifications applicable to each committee, including SEC, stock exchange and other applicable requirements.

Although there is no formal diversity policy, the Corporate Governance and Nominating Committee also considers the diversity of the candidates, and of the Board of Directors as a whole, based on factors such as business and personal background, and potential contributions to the Board of Directors. The Committee and the Board attempt to ensure that the Board of Directors is comprised of individuals with experience in both complementary and differentiated industries, and representing a variety of disciplines, in order to bring diverse business experience, knowledge and perspectives to the Board of Directors.

Ms. Diefenderfer, who has been nominated to serve on the Board of Directors, was initially identified as a director candidate by the Corporate Governance and Nominating Committee.

Stockholders who wish to suggest qualified candidates should write to the Secretary, Westell Technologies, Inc., 750 North Commons Drive, Aurora, Illinois 60504, specifying the name of any candidates and stating in detail the qualifications of such persons for consideration by the Corporate Governance and Nominating Committee. A written statement from the candidate consenting to be named as a candidate and, if nominated and elected, to serve as a director should accompany any such recommendation. Stockholders who wish to nominate a director for election at an annual meeting of the stockholders must comply with our bylaws regarding stockholder proposals and nominations. See “Proposals of Stockholders” contained herein.

Attendance at Annual Stockholder Meetings

The Company expects all board members to attend the annual meeting of stockholders, but from time to time, other commitments may prevent a director from attending the meeting. Eight of the ten directors serving at that time attended the most recent annual meeting of stockholders, which was held on September 16, 2014.

Director Independence

In general, the Board determines whether a board member is independent by following the corporate governance rules of the NASDAQ Global Select Stock Market (“NASDAQ”) and the applicable rules of the Securities and Exchange Commission (“SEC”). Our Board of Directors has determined that each of Messrs. Adib, Brannock, Foskett, Froisland, Gruenwald (prior to his CEO appointment), Harris, Hernandez, and Penny, and Mses. Diefenderfer and Kamerick are (or were during their time of service) “independent” under the NASDAQ and SEC rules. In making independence determinations, the Board considered the registration rights with respect to the shares of common stock held in the Voting Trust that we have granted to Robert C. Penny III, Robert W. Foskett, and Patrick J. McDonough, Jr., as Trustees of the Voting Trust.

Communications with Directors

The Board of Directors has established a process for stockholders to communicate with members of the Board. If a stockholder has any concern, question or complaint regarding any accounting, auditing or internal controls matters, as well as any issues arising under Westell’s Code of Business Conduct or other matters that he or she wishes to communicate to Westell’s Audit Committee or Board of Directors, the stockholder can reach the Westell Board of Directors by mail at Westell Technologies, Inc., Board of Directors, 750 North Commons Drive, Aurora, Illinois 60504. From time to time, the Board of Directors may change the process that stockholders may communicate to the Board of Directors or its members. Please refer to our website at www.westell.com for any changes in this process.

Executive Officers
The following sets forth certain information with respect to our current executive officers.

Name	Age	Position
J. Thomas Gruenwald (1)	67	Chairman, President and Chief Executive Officer
Thomas P. Minichiello	56	Senior Vice President, Chief Financial Officer, Treasurer and Secretary
Charles S. Bernstein (2)	56	Senior Vice President, Worldwide Sales
Amy T. Forster	48	Vice President and Corporate Controller
Scott T. Goodrich	48	President, In-Building Wireless

(1)	Mr. Gruenwald was appointed as President and Chief Executive Officer on February 10, 2015. Effective March 24, 2015, Mr. Gruenwald was appointed to serve as Chairman of the Board.

(2)	Mr. Bernstein joined the Company as Senior Vice President, Worldwide Sales on May 11, 2015.

J. Thomas Gruenwald – J. Thomas Gruenwald is the Chairman of the Board in addition to his role as President and Chief Executive Officer. His biographical information is included under Proposal No.1: Election of Directors.

Thomas P. Minichiello – Thomas P. Minichiello has served as Senior Vice President and Chief Financial Officer since July 2013 and as Treasurer and Secretary since September 2013. Mr. Minichiello served as acting Chief Financial Officer of Tellabs, Inc. (NASDAQ: TLAB), a provider of telecommunications networking products and services from May 2013 to July 2013. He also served as Vice President of Finance and Chief Accounting Officer for Tellabs since 2007, and interim Chief Financial Officer from December 2011 through April 2012. From 2004 to 2007, Mr. Minichiello served as Tellabs' Vice President, Financial Operations. Previously thereto, he was Tellabs' Vice President of Finance for Global Sales and Service, Vice President of Finance for North America, and Director of Finance for global product divisions and North American sales and marketing functions. Mr. Minichiello is a Certified Public Accountant.

Charles S. Bernstein - Charles S. Bernstein joined Westell in May 2015 as Senior Vice President, Worldwide Sales. Prior to joining the Company, Mr. Bernstein served as Vice President Worldwide Sales for TeleCommunications Systems, Inc. (TCS), a leader in highly reliable and secure wireless communications technologies, in the Commercial Software Group responsible for location platform and applications business from May 2014 to May 2015. Prior to TCS, Mr. Bernstein served as Vice President North American Sales at Net Optics from May 2013 to January 2014 (acquired by Ixia) and a number of positions at Tellabs from May 1989 to September 2012 including Vice President North American Sales. Mr. Bernstein earned a Bachelor of Arts in Political Science from the University of Maryland.

Amy T. Forster – Amy T. Forster has served as Vice President and Corporate Controller since April 2012, and has also served as Principal Accounting Officer since 2007. Ms. Forster has also served in various other roles with the Company since 2007, including serving as interim Chief Financial Officer from May 2013 to July 2013. Ms. Forster initially joined the Company in 1994 and, except for a brief period in which she served as Managing Director of Finance and Controller at a privately held financial services firm, has held various other positions with the Company. Ms. Forster is a Certified Public Accountant and began her career as an auditor with Arthur Andersen LLP.

Scott T. Goodrich – Scott T. Goodrich has served as President, In-Building Wireless since March 2015 and prior to that as Senior Vice President and President, Cellular Specialties, Inc. since March 2014 when the Company acquired Cellular Specialties, Inc. Prior to joining Westell, Mr. Goodrich founded CSI in 1997. He has over 17 years of experience delivering in-building wireless products and services. Mr. Goodrich is also co-founder of Wavelink Communications, a wireless communications company responsible for the early funding of CSI. Previously, he worked in Sales and Marketing for Nextel Communications, Open Development Corporation and Vedas Systems.

Code of Business Conduct

We have adopted a Code of Business Conduct within the meaning of Item 406(b) of Regulation S-K. This Code of Business Conduct applies to our all of our directors, officers (including the principal executive officer, the principal financial officer, principal accounting officer and any person performing similar functions) and employees. A copy of this Code of Business Conduct is available on our website and we intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K by posting on our website (www.westell.com) within four business days after their respective dates any amendments to, or waivers from, our Code of Business Conduct applicable to our principal executive officer, principal financial officer, principal accounting officer and any person performing similar functions. Copies of the Code of Business Conduct will be provided free of charge upon written request directed to the Secretary of the Company at the address of the principal executive offices.
OWNERSHIP OF THE CAPITAL STOCK OF THE COMPANY
Directors and Executive Officers
The following table sets forth the beneficial ownership (and the percentages of outstanding shares represented by such beneficial ownership) as of June 30, 2015, of (i) each director and nominee for director, (ii) the individuals named in the “Summary Compensation Table” contained in this proxy statement (the “named executive officers” or “NEOs”) and (iii) all current directors and executive officers as a group. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below, based on information provided by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Persons, who have the power to vote or dispose of common stock of the Company, either alone or jointly with others, are deemed to be beneficial owners of such common stock.

Name	Number of Class A Shares(1)(2)(3)		Number of Class B Shares (3)		Percent of Class A Common Stock(4)	Percent of Class B Common Stock(4)	Percent of Total Voting Power(4)
Nominees and Non-Employee Directors
Fared Adib	20,000		—		*	—	*
Jeannie H. Diefenderfer (5)	—		—		*	—	*
Robert W. Foskett	70,000		13,937,150	(6) (7)	*	100.0%	54.4%
Dennis O. Harris	70,000		—		*	—	*
Martin D. Hernandez	70,000		—		*	—	*
Eileen A. Kamerick	70,000		—		*	—	*
Robert C. Penny III	35,000		12,951,511	(7)	*	92.9%	50.5%
Named Executive Officers
J. Thomas Gruenwald	44,090	(8)	—		*	—	*
Thomas P. Minichiello	125,017	(9)	—		*	—	*
Naveed H. Bandukwala	83,129		—		*	—	*
Scott T. Goodrich	62,265	(10)	—		*	—	*
Christopher J. Shaver	380,873		—		*	—	*
Richard S. Gilbert	654,724	(11)	—		1.4%	—	*
Mark Skurla	5,631		—		*	—	*
All Current Directors and Executive Officers as a group (11 Persons) (12)	623,824		13,937,150		1.3%	100.0%	54.9%
_________________
* Less than 1%.

(1)
Includes options to purchase shares that are exercisable within 60 days of June 30, 2015, as follows: Mr. Minichiello: 45,000; Mr. Bandukwala 25,000; Mr. Shaver: 185,000; and all current directors and executive officers as a group: 60,000 shares.

(2)
Includes unvested restricted stock awards where the holder has voting rights but not dispositive rights as follows: Mr. Adib: 20,000 shares; Mr. Foskett: 15,000 shares; Mr. Harris: 15,000 shares; Mr. Hernandez: 15,000 shares; Ms. Kamerick: 15,000 shares; Mr. Penny: 15,000 shares; Mr. Gruenwald: 22,500 shares; and all current directors and executive officers as a group: 117,500 shares.

(3)
Class A Common Stock is freely transferable and Class B Common Stock is transferable only to certain transferees but is convertible into Class A Common Stock on a share-for-share basis. Holders of Class B Common Stock have four votes per share and holders of Class A Common Stock have one vote per share

(4)	Percentage of beneficial ownership and voting power is based on 46,910,777 shares of Class A Common Stock and 13,937,151 shares of Class B Common Stock outstanding as of June 30, 2015.

(5)	Ms. Diefenderfer is a new director nominee not currently serving as a director of the Company.

(6)
Includes 985,639 shares held in trust for the benefit of Mr. Penny’s children for which Mr. Foskett is trustee and has sole voting and dispositive power. Mr. Foskett disclaims beneficial ownership of these shares.

(7)
Includes 12,951,511 shares of Class B Common Stock held in the Voting Trust Agreement dated February 23, 1994, as amended (the “Voting Trust”), among Robert C. Penny III and certain members of the Penny family. Mr. Penny, Mr. Foskett, and Mr. Patrick J. McDonough, Jr. are co-trustees and have joint voting and dispositive power over all shares in the Voting Trust. Messrs. Penny, Foskett and McDonough each disclaim beneficial ownership with respect to all shares held in the Voting Trust in which they do not have a pecuniary interest. For additional information on the Voting Trust, see the Schedule 13D/A filed with the SEC on May 5, 2015. The Voting Trust contains 3,812,829 shares held for the benefit of Mr. Penny and 482,626 shares held for the benefit of Mr. Foskett. The address for Messrs. Penny, Foskett and McDonough is c/o M. J. Simon & Associates, Ltd., 1111 Burlington Avenue, Suite 108 A, Lisle, Illinois 60532.

(8)	15,000 shares are held by IRA.

(9)	20,000 shares are held by IRA.

(10)	34,482 shares are held by Scott Goodrich Revocable Trust.

(11)	654,724 shares are held by Richard S. and Belinda B. Gilbert as co-trustees of the Gilbert Revocable Trust.

(12)
Messrs. Bandukwala, Gilbert and Skurla are excluded from this category since they left the Company effective July 24, 2015, February 10, 2015 and April 23, 2015, respectively. Mr. Shaver is excluded from this category since he is no longer considered an executive officer due to organizational changes, effective as of as March 24, 2015.

Certain Stockholders
The following table sets forth certain information with respect to each person known by us to be the beneficial owner of five percent or more of either class of the Company’s outstanding common stock, other than Messrs. Penny, Foskett and McDonough whose information is set forth above. The content of this table is based upon the most current information contained in Schedule 13G filings with the SEC, unless more recent information was obtained.

Name and Address of Beneficial Owner(1)	Number of Class A Shares(2)	Number of Class B Shares(2)	Percent of Class A Common Stock	Percent of Class B Common Stock	Percent of Total Voting Power(3)
Cove Street Capital 2101 East El Segundo, Suite 302 El Segundo, CA 90245	7,041,518	—	15.0%	—	6.9%
David C. Hoeft 555 California Street, 40th Floor San Francisco, CA 94104	3,836,133	—	8.2%	—	3.7%
Renaissance Technologies LLC 800 Third Avenue, 33rd Floor New York, NY 10022	2,982,779	—	6.4%	—	2.9%

(1)
In its capacity as an investment manager, the beneficial owner may be deemed to beneficially own the shares of Class A Common Stock listed in the table. The shares listed in the table are held by the beneficial owner for its own account or for the account of its clients.

(2)
Class A Common Stock is freely transferable and Class B Common Stock is transferable only to certain transferees but is convertible into Class A Common Stock on a share-for-share basis. Holders of Class B Common Stock have four votes per share and holders of Class A Common Stock have one vote per share.

(3)	Percentage of beneficial ownership and voting power is based on 46,910,777 shares of Class A Common Stock and 13,937,151 shares of Class B Common Stock outstanding as of June 30, 2015.
COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Fiscal 2015 brought significant changes in the Company’s leadership, including a number of changes in our executive leadership team. J. Thomas Gruenwald was appointed President and Chief Executive Officer in February 2015 and there were changes in the composition of the Board following the 2014 Annual Meeting. Under Mr. Gruenwald’s leadership, we have renewed our focus on developing new products, such as the newly announced ClearLink distributed antenna system product offering, to increase our sales and expand sales efforts internationally, especially in the distributed antenna system product offering. The Company's management is also renewing its focus on execution, operations, expanding the Company's market presence and introducing new products. To drive performance, the management team has reviewed and channeled investments into strategic business priorities around product development and expanded our sales team in order to create long-term value for stockholders, even with significant short-term costs. The change in leadership followed the Company's drop in revenue, which adversely impacted the Company’s margins and earnings in both of its business segments. There were no cash-based incentive payouts to executives related to fiscal year 2015 performance.

Our fiscal 2015 financial performance as compared to 2014 is set forth below.

(in thousands, except per share amounts)	2015	2014
Revenue	$84,127	$102,073
Gross profit	26,810	40,461
Operating income (loss)	(58,345)	(3,433)
Net income (loss) from continuing operations	(58,146)	4,971
Net income (loss)	$(58,007)	$4,926
Year-end stock price (March 31)	$1.31	$3.69

With fiscal 2015 behind us, we are positioning for growth with our new product offerings as a leader in intelligent site management, in-building wireless, cell site optimization, and outside plant solutions focused at the edge of wireless communication networks, where end users connect.

We believe the structure of our executive compensation program, with the annual cash bonus plan and certain equity awards based on performance, encourages performance and alignment with stockholders. The following table provides an executive summary of our compensation program:

Compensation Program/Element	Key Characteristics	Strategic Objective of Compensation Program/Element
Annual Base Salary	Fixed Compensation Component. Annual cash base salary, which is subject to annual review and adjustment if and when appropriate (subject to contractual limits for certain of our officers).	Provides fixed compensation, and recognizes the executive’s historical performance, current and projected scope of responsibilities, capabilities and the market value of those capabilities.
Annual Cash Bonus Program	Short-Term Performance-Based Variable Compensation Component. Annual incentive compensation and paid in cash.	Provides cash-based awards tied to the achievement of our annual financial objectives tied to our plan of record.
Long-term Incentives
Long-Term Performance-Time-Based and Variable Compensation Component. Long-term incentives are equity-based and consist of restricted stock awards, restricted stock units, stock options and performance share unit awards. Going forward, we intend to simplify the long-term incentive program by limiting the use of performance share unit awards and expect to generally utilize a mix of stock options and restricted stock units for annual long-term incentive awards.

Provides long-term incentives which are a key component of total compensation the purposes of which are to: (1) align the interests of management and employees with those of stockholders and (2) encourage retention of key employees.

Perquisites
We generally do not provide perquisites, with the exception of reimbursed amounts for life insurance and financial planning that may be provided to certain senior executives pursuant to their employment agreements or employment offer letters.
We believe our perquisites are limited and consistent with our desire to avoid an entitlement mentality.
Other Benefits	We provide a general benefits program for all employees, including the NEOs, which includes health insurance (medical, dental, vision), a 401(k) plan, disability insurance and term life insurance.	Provides a competitive level of health, welfare and retirement benefits.

2015 Key Compensation Decisions
Key compensation decisions for our NEOs in fiscal 2015 were as follows:

•	We invested to recruit and develop a senior management team that we believe best positions the Company for long-term growth.

•
We were disciplined in our compensation package for our new CEO, with lower base salary, lower bonus target and reduced severance compared to our prior CEO arrangements, along with requirements to retain equity grants.

•	Generally, given the lower revenue and losses, continued a freeze on executive base salaries, with the limited exception of increases in connection with promotions.

•	Revised the peer group with respect to the Compensation Committee’s review of fiscal 2015 compensation matters to ensure alignment with the growth trajectory and market capitalization of the Company.

•
Continued with annual grants under our long-term equity incentive program. The annual grants consisted of time-based vesting restricted stock units and performance share unit awards (PSUs) that are earned and vest over four years based upon the satisfaction of pre-established Company performance goals and continued employment.

We discuss our compensation plans and philosophy in greater detail in this Compensation Discussion and Analysis.

Introduction

The Compensation Discussion and Analysis discusses the underlying principles, policies, and practices of the Company with respect to the compensation of our NEOs. The discussion in this section explains how and why we have arrived at the material compensation decisions for our NEOs. It also provides context for understanding the detailed information provided in the compensation tables and narrative information contained in this Proxy Statement.

The following table sets forth our NEOs:

Name	Position
J. Thomas Gruenwald (1)	Chairman, President and Chief Executive Officer
Thomas P. Minichiello	Senior Vice President, Chief Financial Officer, Treasurer and Secretary
Scott T. Goodrich	President, In-Building Wireless
Christopher J. Shaver (2)	Senior Vice President, Product Development
Naveed H. Bandukwala (3)	Former Senior Vice President and General Manager, Communication Solutions Group
Richard S. Gilbert (1)	Former Chairman, President and Chief Executive Officer
Mark Skurla (4)	Former Senior Vice President, Worldwide Sales

(1)	Mr. Gruenwald succeeded Mr. Gilbert as President and Chief Executive Officer effective February 10, 2015. Effective March 24, 2015, Mr. Gruenwald was appointed to serve as Chairman of the Board.

(2)	Due to organizational changes, effective as of March 24, 2015, Mr. Shaver is no longer considered an executive officer of the Company.

(3)	Following the end of fiscal 2015, Mr. Bandukwala's employment terminated as Senior Vice President and General Manager, Communication Solutions Group effective as of July 24, 2015.

(4)	Following the end of fiscal 2015, Mr. Skurla's employment terminated as Senior Vice President, Worldwide sales effective as of April 23, 2015.

Overview and Annual Compensation Process

Our compensation program is intended to reward performance as compared to objective plan targets, increase shareholder value, and incent growth. NEO compensation is primarily in the form of base salary, annual cash bonus, and long-term equity incentives. With the assistance of an outside independent compensation consultant, we target NEO salaries and total compensation between the 50th and 75th percentile of the Company’s peer group. This level of compensation is selected to recruit and retain talented executives. Cash incentive awards are awarded based on the achievement of financial performance objectives of the Company or divisions for the fiscal year compared to an annual plan. Long-term incentives are equity-based and consist of restricted stock awards, restricted stock units, stock options, and performance share unit awards.

The Compensation Committee is responsible for reviewing and approving compensation decisions for our NEOs and other senior officers of the Company, and for guiding the broader compensation policy of the Company. The Compensation Committee solicits input from the CEO regarding each NEO and other senior officers regarding individual performance. The Compensation Committee generally determines compensation arrangements for any given fiscal year during the fourth fiscal quarter of the preceding fiscal year in connection with the Board adopting the plan of record. The performance targets are based on the plan goals and build upon the approved targets.

Compensation Consultant

The Compensation Committee has retained Towers Watson, a leading compensation consultant, as its independent compensation consultant (“ICC”). The ICC was engaged directly by the Compensation Committee and provides no services to the Company other than services to the Compensation Committee. The ICC advises the Compensation Committee on the design of the Company’s annual and long-term incentive plans including the selection of the performance measures and the setting of performance goals. The ICC also helps select the peer group of companies to be used for compensation and performance benchmarking. The Compensation Committee assessed the independence of the ICC and concluded that their work has not raised any conflict of interest.

Peer Group
Consistent with our “pay for performance” philosophy, the Compensation Committee strives for NEO salaries and total compensation between the 50th and 75th percentile of the Company’s peer group, subject to any contractual limits. The peer group is a selection of publicly traded companies that are comparable to us in general terms, such as industry sector, revenue level, market capitalization, operating and financial characteristics, and other relevant factors. Notwithstanding the use of benchmarking as a tool to set compensation, comparison data only provides initial context for the decisions that the Compensation Committee makes, and reductions to base salary or bonus targets can be prohibited under certain employment agreement provisions for our executive team. The Compensation Committee also considers, among other matters, market trends in executive compensation and the percentage that each component of compensation comprises of an executive officer’s total compensation.

For fiscal 2015, the Compensation Committee utilized a peer group consisting of the following 20 companies with revenues ranging from approximately $47 million to $287 million, and median revenues of $108 million. When selecting the peer group, the Compensation Committee considered, among other things, the historical revenue of Westell as well as expectations for internal growth and through external acquisitions.

The peer group companies for fiscal year 2015 were as follows:

• Alliance Fiber Optic Products Inc.	• DSP Group Inc.	• Numerex Corp.
• Anadigics, Inc.	• GSI Technology Inc.	• PCTEL, Inc.
• Anaren, Inc.	• Inphi Corporation	• Procera Networks, Inc.
• Bel Fuse Inc.	• KVH Industries Inc.	• Symmetricom Inc.
• CalAmp Corp.	• MaxLinear, Inc.	• VASCO Data Security International Inc.
• Clearfield, Inc.	• Napco Security Technologies, Inc.	• Zhone Technologies Inc.
• Communications Systems Inc.	• NeoPhotonics Corporation

Advisory Vote on Executive Compensation

At the 2014 Annual Meeting, we held an advisory vote to approve our executive compensation policies and decisions. Over 98% of votes cast supported the proposal and, therefore, the advisory resolution regarding executive compensation was approved. The Board of Directors and the Compensation Committee reviewed the voting results and determined that, given the significant level of support, no changes to our executive compensation policies and decisions were necessary at that time as a result of the voting results. While this vote was not binding on Westell, the Board of Directors, or the Compensation Committee, we believe that it is important for our stockholders to have an opportunity to express their views regarding our executive compensation philosophy, our compensation policies and programs, and the decisions regarding executive compensation, all as disclosed in our proxy statement.

Consistent with the past preferences expressed by our stockholders, we have determined that our stockholders should vote on a say-on-pay proposal annually.
Compensation Philosophy

The Compensation Committee’s philosophy and objectives in setting compensation are to motivate and reward performance appropriately. The Compensation Committee attempts to align employee interests with those of our stockholders, attract superior performers, and retain our best performers over time. The Compensation Committee also attempts to align incentives to produce long-term, sustainable profitability, and growth and considers dispositions and acquisitions on Company operations. It is the Compensation Committee’s practice to review all components of senior officer compensation annually to ensure the amount and structure for each individual is consistent with our compensation philosophies.

The following items outline our principles for determining compensation and related policies:

•
Base salary provides fixed compensation, and recognizes the executive’s historical performance, current and projected scope of responsibilities, capabilities and the market value of those capabilities. The Compensation Committee reviews base salaries annually, and considers any contractual limitations when considering adjustments to base salaries.

•
The annual cash bonus programs tend to drive yearly results and are critical for the competitiveness of compensation packages and driving performance and are tied to specific revenue and operating margin metrics. The balance between base salary and cash bonus programs should reflect intended risk-sharing between employees and the Company, depending on actual results.

•
Employees’ portion of variable pay generally should increase as compensation increases and an increasing percentage of the total compensation is placed at risk based upon actual results for the executive leadership team.

In broad terms, as total compensation increases, the cash bonus will normally be an increasing component of total cash compensation.

•	Equity compensation is an additional tool to align management interests with long-term stockholder interests and sustainable results.

•
It is important to differentiate salary treatment by performance; however, this may be a challenge when salary budgets are constrained as the Company executes on its growth and new product development strategy. This situation may result in a significant portion of the employee population receiving no increases while a small portion receives meaningful increases. It also is important to look at the level of pay versus performance, rather than primarily at the rates of change.

•
Percentile targets compared to appropriate peers should vary with the criticality of the position. We aim for total compensation toward the 75th percentile for critical roles and core competencies, and around or slightly above the 50th percentile for other executive roles.

•
Incentives should reward a blend of performance metrics based upon established metrics and tied to the Company's annual plan approved by the Board, which may include metrics related to, and among other things, revenue and margin results and longer-term value creation. Such metrics should provide performance targets that are objectively measurable and require increasing performance and financial results. In general, entry thresholds for performance-based awards should provide no or minor rewards for “standard” or momentum performance, target levels should involve stretch related to corporate performance, and maximum levels should provide proportionately greater reward.

•	Equity grants are primarily beneficial in rewarding and motivating long-term performance, but may be an appropriate component to reward exceptional short-term performance.

•	Because our equity awards typically contain service-based vesting conditions, equity compensation also serves as a retention tool.
Principle Elements of Compensation

The principle elements of NEO compensation consist of base salary, annual cash bonus, and long-term equity awards. The Company also provides certain other benefits and perquisites, such as health, disability, a 401(k) plan, and term life insurance.

Base Salary
Base salary is the fixed element of NEO annual cash compensation. The value of base salary recognizes the executive’s historical performance, current and projected scope of responsibilities, capabilities, and the market value of those capabilities.

For fiscal year 2015, we continued with a general freeze in base salaries (with the exception of base salary increases in connection with promotions) for our continuing senior officers, which has been in place for the past several years. A budget of 3% of current non-executive base salaries was utilized for merit and promotional base salary increases for non-executive employees. In evaluating salary plans for fiscal year 2015, management considered several specific factors:

•	Many of our senior officers have received no salary increases the last few years, and in connection with our change in CEO, we established a lower base salary and cash bonus target for our new CEO.

•	Base salaries for NEOs were generally in line with the compensation philosophy and slightly above competitive median market levels, but within the broad range that we target.

•	There is pressure to contain costs as a result of the Company’s business becoming smaller due to dispositions and the Company’s efforts to develop new product offerings.

•	It is important to retain top-caliber performers in order to execute the Company’s strategic plans, which seek to grow the remaining business significantly.

•	Employment market conditions may present challenges to retaining good performers.

Balancing these factors, management therefore recommended to the Compensation Committee for fiscal year 2015 that it was not an appropriate time to consider increases in salary for executive officers (with the exception of base salary increases in connection with promotions), but that salary increases were appropriate at lower levels. The Compensation Committee, in consultation with the ICC, evaluated these recommendations, generally concurred with them, and determined that no base salary increases would be provided to senior officers (with the exception of base salary increases in connection with promotions) and that other employees could receive, collectively, an average base salary increase of 3%.

Listed below are the annual rates of base salary for fiscal 2015 for each of our named executive officers.

Name	Base Salary ($)	Change from Prior Year (%)
J. Thomas Gruenwald	450,000	N/A
Thomas P. Minichiello	300,000	0%
Scott T. Goodrich	250,000	0%
Christopher J. Shaver	250,000	0%
Naveed H. Bandukwala	235,000	0%
Richard S. Gilbert	500,000	0%
Mark Skurla	260,000	N/A

In the fourth quarter of fiscal year 2015, Mr. Gruenwald was appointed as our President and Chief Executive Officer, effective February 10, 2015. Under the terms of an offer letter, Mr. Gruenwald is receiving an annual base salary of $450,000 per year, which is less than the prior CEO’s base salary.

Mr. Skurla was appointed as Senior Vice President, Worldwide Sales, effective as of October 21, 2014. Under the terms of an offer letter, Mr. Skurla was receiving an annual base salary of $260,000 per year.

Additional details regarding the compensation arrangements with NEOs that joined the Company during fiscal 2015 are set forth further below.

Annual Cash Bonus
The annual cash bonus plan is a performance-based plan that provides for cash-based awards tied to the achievement of our annual financial objectives. For fiscal 2015, the annual cash bonus payouts were based on non-GAAP revenue and adjusted operating income results as compared to plan targets, which are discussed below.

These metrics, which were developed with the input from the full Board and follow the Company’s annual plan, provide an objective approach for measuring annual Company performance. The Compensation Committee views the annual bonus as our principal tool in structuring cash-based incentives to help realize our annual financial objectives. The financial performance objectives are evaluated in the context of Company plans for the fiscal year and are also approved by the Board of Directors. As a result, annual cash bonus awards tend to focus on our annual financial objectives.

Each NEO has a target bonus amount recommended by management and approved by the Compensation Committee early in that fiscal year or during the fourth fiscal quarter of the preceding fiscal year. For new hires, the target bonus is established when they join the Company and is typically prorated based on the start date. The bonus established each year for a NEO is structured to be earned and paid based on the achievement of financial objectives. For each of the current NEOs, the actual amount paid can range from 0% of the NEO’s target bonus, which occurs when threshold levels are not met, to a maximum of 150% of the target bonus when actual results exceed the financial objectives by a prescribed amount, with the amount of increase or decrease from the target bonus based on a scale determined by the Compensation Committee.

The fiscal year 2015 annual incentive targets for each of our NEOs are set forth in the following table:

Name	Target Award ($)	Percent of Base Salary
J. Thomas Gruenwald (1)	N/A	N/A
Thomas P. Minichiello	180,000	60%
Scott T. Goodrich	125,000	50%
Christopher J. Shaver	125,000	50%
Naveed H. Bandukwala	117,500	50%
Richard S. Gilbert	375,000	75%
Mark Skurla (2)	156,000	60%

(1)
Mr. Gruenwald commenced service as an executive officer on February 10, 2015. Mr. Gruenwald did not participate in the annual cash bonus plan in fiscal 2015; however, Mr. Gruenwald is eligible to participate in the fiscal 2016 annual cash bonus plan, with an annual cash bonus target of 65% of his base salary, which is lower than the prior CEO’s target bonus.

(2)
Mr. Skurla commenced service as an executive officer on October 21, 2014. Under the terms of an offer letter, for fiscal 2015, Mr. Skurla was entitled to a minimum bonus payment equivalent to his annual cash bonus target, prorated based on his start date, with a maximum guarantee of $78,000.

For fiscal year 2015, with the exception of Mr. Goodrich, an NEO’s bonus was based on the achievement of targeted consolidated non-GAAP revenue and adjusted operating income objectives. The Compensation Committee determined to place equal weight on each metric, which attempts to balance the emphasis on growth and profitability. For Mr. Goodrich, the annual cash bonus opportunity was based on the achievement of targeted IBW segment revenue and adjusted operating income objectives, which he oversees. For fiscal 2016, the annual cash bonus opportunities for the leaders of each of the Company’s business segments is based 50% on overall corporate performance and 50% on the applicable business segment’s performance.

For fiscal year 2015, the targeted payout level was earned if our actual calculated performance equaled the target. No payout could be earned if the actual results failed to meet the minimum thresholds specified in the table below. A maximum payout would be earned if our actual results exceeded the target by the amounts specified in the table below. Achievement of the adjusted operating income target is measured after accrual for any bonuses earned. Our non-NEO bonus plans were based on the same principles as our NEO plan but in many cases, as appropriate, included financial objectives at business unit levels.

The fiscal 2015 performance was below the threshold performance levels, resulting in a zero payout for participants. The tables below demonstrate the percentages of target bonus amounts to be paid out for attainment of these targeted plan goals, as well as the actual results.

		($ in thousands)
Company Goals (1)	Weight	Threshold	Target	Maximum	Actual	Payout Percentage for Fiscal 2015
Non-GAAP revenue	50%	$113,600	$142,000	$170,400	$84,513	0%
Adjusted operating income	50%	$11,622	$14,527	$17,432	$(12,254)	0%
Total goal achievement						0%

(1)
Non-GAAP revenue excludes the effects of purchase (acquisition) accounting adjustments. Adjusted operating income is defined as operating profit (loss) from continuing operations and excludes stock-based compensation, amortization of acquired intangible assets, impairments of intangible assets or goodwill, restructuring and purchase (acquisition) accounting adjustments. The effects of in-year acquisitions are excluded as are expenses related to Board of Directors changes not initiated by Management, which included CEO severance.

A reconciliation to our results on a GAAP basis is set forth below:

($ in thousands)
Revenue (as reported)	$84,127
Deferred revenue adjustment	386
Non-GAAP revenue	$84,513

Operating profit (loss) from continuing operations (as reported)	$(58,345)
Amortization	6,377
Goodwill impairment	31,103
Stock-based compensation	2,605
CEO severance	1,801
Restructuring	3,243
Purchase accounting adjustments
Deferred revenue	386
Inventory step-up	576
Adjusted operating profit	$(12,254)

		($ in thousands)
IBW Goals (1)	Weight	Threshold	Target	Maximum	Actual	Payout Percentage for Fiscal 2015
Non-GAAP revenue	50%	$47,420	$59,275	$71,130	$37,714	0%
Adjusted IBW segment operating income	50%	$8,620	$10,775	$12,930	$(85)	0%
Total goal achievement						0%

(1)
Adjusted IBW segment operating income is operating profit (loss) calculated from GAAP segment profit and adjusted for allocated operating expenses, stock-based compensation and purchase (acquisition) accounting adjustment of inventory step-up.

A reconciliation to IBW segment results on a GAAP basis is set forth below:

($ in thousands)
IBW segment profit (loss) (as reported) (1)	$4,760
Allocated operating expenses	(5,707)
Stock-based compensation	488
Purchase accounting adjustment
Inventory step-up	374
Adjusted IBW segment operating profit (loss)	$(85)

(1)	See footnote 10 to the Company’s audited financial statements contained in the 2015 Annual Report on Form 10-K for additional information related to segment results.

Upon completion of the fiscal year, the Compensation Committee reviews and approves the calculation of attainment of the identified financial targets based on audited financial results. The Compensation Committee has full discretion to reduce final payouts. This might occur if, for example, in the judgment of the Compensation Committee, the goals were insufficiently challenging or if certain long-term goals were sacrificed to achieve the short-term bonus goals. No adjustments were made with respect to fiscal 2015.

Long-Term Equity Awards
We provide long-term incentives through several mechanisms, including grants of restricted stock awards, restricted stock units, stock options and performance share unit awards. The Compensation Committee believes such instruments align management and employee interests with those of stockholders. Because these instruments vest over multiple years, the Compensation Committee regards equity compensation as having long-term incentive and retention value.

With the assistance of the ICC, the Compensation Committee approved a program in fiscal 2014 with long-term incentive awards designed using an equal number of performance share units and stock options with an expected annual grant or “run rate” of approximately 2% of the Company’s issued and outstanding shares, with awards granted to the NEOs vesting over four years and allocated at approximately the median level of long-term incentive awards for our peers. In fiscal 2015, the Compensation Committee, with the assistance of the ICC, approved annual grants using an equal mix of performance share units and restricted stock units. Additionally, in connection with executives hired during the year, the Committee approved initial grants consisting of restricted stock units and/or stock options. Going forward, the Compensation Committee intends to simplify the long-term incentive program by limiting the use of performance share unit awards and expects to generally utilize a mix of stock options and restricted stock units for long-term incentive awards.

The stock options and PSUs granted to the NEOs during fiscal 2015, subject to the performance and vesting terms, are set forth in the following table:

Name	Stock Options (#)	PSUs at Target (#)	RSUs (#)
J. Thomas Gruenwald (1)	250,000	—	250,000
Thomas P. Minichiello	—	30,000	30,000
Scott T. Goodrich	—	15,000	15,000
Christopher J. Shaver	—	15,000	15,000
Naveed H. Bandukwala	—	15,000	15,000
Richard S. Gilbert	—	82,500	82,500
Mark Skurla (2)	—	—	220,000

(1)	The awards were granted in connection with Mr. Gruenwald’s appointment as President and Chief Executive Officer in February 2015.

(2)	The award was granted in connection with Mr. Skurla’s appointment as Senior Vice President, Worldwide Sales in October 2014.

2015 Performance Share Unit Grant
PSUs are designed to provide recipients the opportunity to earn shares of the Company’s common stock based upon the satisfaction of pre-established Company performance goals and continued employment. The number of PSUs earned, if any, can range between 0% to 200% of the target amount, depending on actual performance for fiscal years 2015 through 2018 (the “2015 Performance Period”), compared to revenue and adjusted operating income targets. The Compensation Committee selected the revenue targets to encourage timely acquisitions and organic growth, while the adjusted operating income targets are designed to help drive achievement of profitability goals (including through acquisitions that are accretive to stockholders). The targets are designed to be consistent with the Company’s annual plan and recognize growth over the four-year performance period.

Following the close of each fiscal year in the 2015 Performance Period, the Compensation Committee will determine if any PSUs have been earned for that fiscal year on the “Certification Date,” which is the date our audited financial statements for the previous fiscal year are accepted by the Audit Committee. Any PSUs earned vest in annual increments during the 2015 Performance Period. Upon vesting, the PSUs convert into shares of Class A Common Stock on a one-for-one basis.

The table below lists information related to the PSUs granted in fiscal 2015, as well as the performance status as of the end of fiscal 2015:

Performance Period	Performance Measures/Weighting	Payouts at Threshold, Target and Maximum Performance (Percentage of Target Payout)	March 31, 2015 Results
2015-2018	Revenue (50%) Adjusted operating Income (50%)	Threshold = 0% Target = 100% Maximum =200%	0% of Target award achieved

The restricted stock units convert into shares of Class A Common Stock on a one-for-one basis and vest in equal annual installments over four years. Stock options granted during fiscal 2015 vest 25% per annum on the anniversary of the respective grant date, based upon continued employment.

2014 Performance Share Unit Grant
In fiscal 2014 the Compensation Committee also granted PSU awards that were structured similarly to the PSUs awarded in fiscal 2015 award. The fiscal 2014 awards vest depending on actual performance for fiscal years 2014 through 2017 (the “2014 Performance Period”), compared to revenue and adjusted operating income targets. With respect to PSUs that were granted in fiscal 2014, no additional shares were earned during fiscal 2015 based on performance.

Perquisites
We generally do not provide perquisites, with the exception of reimbursed amounts for life insurance and financial planning that may be provided to certain senior executive officers pursuant to their employment agreements or employment offer letters. We may also from time to time reimburse relocation costs for newly retained and relocated executive officers.

Other Benefits
We provide a general benefits program for all employees, including the NEOs, which includes health insurance (medical, dental, vision), a 401(k) plan, severance plans, disability insurance and term life insurance.

New Executive Officer Compensation Arrangements

Mr. Gruenwald was appointed President and CEO effective February 10, 2015. Under the terms of an employment offer letter, Mr. Gruenwald is entitled to receive an annual base salary of $450,000 per year. Under the offer letter, beginning in fiscal 2016, Mr. Gruenwald is eligible to receive an incentive bonus annual target of 65% of base salary ($292,500) based upon the achievement of performance goals developed for each year by the Board and Compensation Committee, with actual payouts varying depending on corporate performance compared to budgets. Mr. Gruenwald was also granted 250,000 RSUs and 250,000 stock options. The RSUs and stock options (of the Class A Common Stock) will vest 25% per annum on the anniversary of the grant date, based upon continued employment. Upon vesting, the RSUs convert into shares of Class A Common Stock on a one-for-one basis. In connection with the opportunity, the Compensation Committee approved base salary and bonus targets below the base salary and bonus target of the prior CEO and removed severance payments for the CEO under the offer letter, along with the adding requirements to retain equity granted by the Company.

Mr. Skurla was appointed as Senior Vice President, Worldwide Sales effective October 21, 2014. Following the end of fiscal year 2015, Mr. Skurla terminated employment with the Company effective April 23, 2015. Under the terms of an employment offer letter, Mr. Skurla had been receiving an annual base salary of $260,000 per year and was eligible to receive an incentive bonus annual target of $156,000 of his base salary based upon the achievement of performance goals developed for each year by the Board and Compensation Committee. Under the terms of the offer letter, for fiscal 2015, Mr. Skurla was entitled to a minimum bonus payment equivalent to his annual cash bonus target, prorated based on his start date, with a maximum guarantee of $78,000. Mr. Skurla was also granted 220,000 RSUs.

Executive Stock Ownership Guidelines/Policy Regarding Pledging and Hedging Shares

In June 2015, the Board adopted stock retention guidelines that require executives (applicable for all grants made after the policy took effect) to retain all net shares (after taxes and any exercise price) acquired upon the exercise of stock options or vesting of restricted stock/restricted stock units for minimum period of 24 months following such exercise or vesting. The board reserves the right to modify these guidelines and may consider adopting a stock ownership guideline in the future. Our executive officers and directors are prohibited from engaging in hedging transactions. Additionally, our executive officers and directors may not hold Common Stock in a margin account or pledge Common Stock as collateral for a loan, except in very limited circumstances in which the compliance officers for the Company’s trading policies are confident that sufficient other assets are available to satisfy the loan and that the likelihood of the pledged shares being sold is negligible.

Employment and Severance Agreements

In addition to the employment agreements described above, we have entered into an employment agreement with Mr. Minichiello and we had an employment agreement with Mr. Gilbert prior to his departure. Additionally, we have severance arrangements with certain of our other officers. For further details regarding these agreements, please see the section below entitled “Potential Payments Upon Termination or Change In Control.”

Tax Deductibility Limit

We consider the tax deductible treatment for executive compensation. Under Section 162(m) of the Internal Revenue Code, certain compensation in excess of $1.0 million paid during a year to any of the executive officers named in the Summary Compensation Table (other than the Chief Financial Officer) for that year is not deductible. The Compensation Committee believes, however, that stockholder interests are best served by not restricting its discretion and flexibility in structuring compensation programs, even though some programs may result in certain non-deductible compensation expense, particularly in light of the Company’s tax net operating losses.

In making decisions about executive compensation, we also consider the impact of other regulatory provisions, including the provisions of Section 409A of the Internal Revenue Code regarding non-qualified deferred compensation and the change-in-control provisions of Section 280G of the Internal Revenue Code. We also consider how various elements of compensation will impact our financial results. For example, we consider the impact of Statement of Financial Accounting Standards Codification Topic (ASC) 718, which requires us to recognize the cost of employee services received in exchange for awards of equity instruments based upon the grant date fair value of those awards.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that this Compensation Discussion and Analysis be included in this Proxy Statement.

Eileen A. Kamerick (Chair)
Dennis O. Harris

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation earned by each of our NEOs for each of the fiscal years listed. For additional information regarding NEO compensation, please see the section above entitled Compensation Discussion and Analysis.

Name & Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)(2)	Total ($)
J. Thomas Gruenwald Chairman, President and CEO	2015	58,846	(3)	—		405,750	132,066	—		43,194	639,856
Thomas P. Minichiello Senior Vice President, CFO, Treasurer and Secretary	2015	300,000		—		229,500	—	—		8,634	538,134
	2014	211,957	(4)	—		740,950	85,834	190,761	(5)	1,731	1,231,233
Scott T. Goodrich President, In-Building Wireless	2015	250,000		—		114,750	—	—		577	365,327
	2014	20,833	(6)	—		649,500	—	—		1,178	671,511
Christopher J. Shaver Senior Vice President, Product Development	2015	250,000		—		114,750	—	—		5,866	370,616
	2014	250,000		—		84,875	62,713	187,500		1,442	586,530
	2013	250,000		—		235,500	—	44,375		—	529,875
Naveed H. Bandukwala Former Senior Vice President and General Manager, Communication Solutions Group	2015	235,000		—		114,750	—	—		6,665	356,415
	2014	230,097	(7)	—		60,625	44,795	168,750		1,313	505,580
	2013	225,000		—		—	—	39,938		—	264,938
Richard S. Gilbert Former Chairman, President and CEO	2015	442,307	(8)	—		631,126	—	—		2,109,348	3,182,781
	2014	500,000		—		218,250	179,180	562,500		14,500	1,474,430
	2013	500,000		—		—	—	133,125		15,000	648,125
Mark Skurla Former Senior Vice President, Worldwide Sales	2015	114,000	(9)	78,000	(10)	363,440	—	—		—	555,440

(1)
Represents the fair value of the award on the grant date, computed in accordance with ASC 718. A discussion of the assumptions used in calculation of these values may be found in footnote 9 to our audited financial statements of the Company’s 2015 Annual Report on Form 10-K filed with the Securities and Exchange Commission on May 22, 2015 which accompanies this Proxy Statement. For awards containing a performance-based vesting condition, the value reported in the table above reflects the grate date probable outcome of the performance condition, which assumes earning 100% of the targeted amount. No shares were actually earned for fiscal 2015. Assuming the highest level of performance will be achieved, the fair value at grant date of the performance share awards included above for fiscal year 2015 Stock Awards would be as follows: Mr. Minichiello: $229,500; Mr. Bandukwala: $114,750; Mr. Goodrich: $114,750; and Mr. Shaver: $114,750.

(2)	All other compensation consists of Director Fees, Company 401(k) match, severance, health insurance, financial planning, and life insurance.

(3)	Represents Mr. Gruenwald's salary ($450,000 per annum) from his hire date of February 10, 2015, through March 31, 2015.

(4)	Represents Mr. Minichiello's salary ($300,000 per annum) from his hire date of July 17, 2013 through March 31, 2014.

(5)	Represents Mr. Minichiello's prorated bonus under the annual cash bonus plan from July 17, 2013 through March 31, 2014.

(6)	Represents Mr. Goodrich's salary ($250,000 per annum) from his hire date of March 1, 2014 through March 31, 2014.

(7)	In connection with his promotion to Senior Vice President, Mr. Bandukwala's base salary was increased from $225,000 to $235,000.

(8)	Represents Mr. Gilbert's salary ($500,000 per annum) from April 1, 2014 through February 10, 2015, his separation date.

(9)	Represents Mr. Skurla's salary ($260,000 per annum) from his hire date of October 21, 2014 through March 31, 2015.

(10)
Under the terms of an offer letter, for fiscal 2015, Mr. Skurla was entitled to a minimum bonus payment equivalent to his annual cash bonus target, prorated based on his start date, with a maximum guarantee of $78,000.

ALL OTHER COMPENSATION

Name	Year	Director Fees	Company 401(k) Contribution ($)	Severance ($)		Health Insurance ($)	Financial Planning ($)	Life Insurance ($)	Total ($)
J. Thomas Gruenwald	2015	43,194	—	—		—	—	—	43,194
Thomas P. Minichiello	2015	—	8,634	—		—	—	—	8,634
	2014	—	1,731	—		—	—	—	1,731
Scott T. Goodrich	2015	—	577	—		—	—	—	577
	2014	—	625	—		553	—	—	1,178
Christopher J. Shaver	2015	—	5,866	—		—	—	—	5,866
	2014	—	1,442	—		—	—	—	1,442
	2013	—	—	—		—	—	—	—
Naveed H. Bandukwala	2015	—	6,665	—		—	—	—	6,665
	2014	—	1,313	—		—	—	—	1,313
	2013	—	—	—		—	—	—	—
Richard S. Gilbert	2015	—	—	2,074,500	(1)	20,448	7,300	7,100	2,109,348
	2014	—	—	—		—	7,400	7,100	14,500
	2013	—	—	—		—	7,900	7,100	15,000
Mark Skurla	2015	—	—	—		—	—	—	—

(1)	Compensation relating to payment upon termination as described below under Potential Payments Upon Termination Or Change In Control.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth specific information with respect to each grant of an award made under any Company plan to an NEO during fiscal year 2015.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)						Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards Units ($/Sh) (5)	Closing Price on Grant Date of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name	Grant Date	Approval Date	Threshold ($)		Target ($)		Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
J. Thomas Gruenwald	02/10/2015	02/10/2015	—		—		—		—	—	—	250,000	—	—	—	367,500
	02/10/2015	02/10/2015	—		—		—		—	—	—	—	250,000	1.475	1.36	132,066
	04/01/2014	03/25/2014	—		—		—		—	—	—	10,000	—	—	—	38,250
Thomas P. Minichiello	—	—	—		180,000		270,000		—	—	—	—	—	—	—	—
	04/01/2014	03/25/2014	—		—		—		—	30,000	60,000	—	—	—	—	114,750
	04/01/2014	03/25/2014	—		—		—		—	—	—	30,000	—	—	—	114,750
Scott T. Goodrich	—	—	—		125,000		187,500		—	—	—	—	—	—	—	—
	04/01/2014	03/25/2014	—		—		—		—	15,000	30,000	—	—	—	—	57,375
	04/01/2014	03/25/2014	—		—		—		—	—	—	15,000	—	—	—	57,375
Christopher J. Shaver	—	—	—		125,000		187,500		—	—	—	—	—	—	—	—
	04/01/2014	03/25/2014	—		—		—		—	15,000	30,000	—	—	—	—	57,375
	04/01/2014	03/25/2014	—		—		—		—			15,000	—	—	—	57,375
Naveed H. Bandukwala	—	—	—		117,500		176,250		—	—	—	—	—	—	—	—
	04/01/2014	03/25/2014	—		—		—		—	15,000	30,000	—	—	—	—	57,375
	04/01/2014	03/25/2014	—		—		—		—	—	—	15,000	—	—	—	57,375
Richard S. Gilbert	—	—	—		375,000		562,500		—	—	—	—	—	—	—	—
	04/01/2014	03/25/2014	—		—		—		—	82,500	165,000	—	—	—	—	315,563
	04/01/2014	03/25/2014	—		—		—		—	—	—	82,500	—	—	—	315,563
Mark Skurla	—	—	—	(7)	78,000	(7)	117,000	(7)	—	—	—	—	—	—	—	—
	10/21/2014	09/15/2014	—		—		—		—	—	—	220,000	—	—	—	363,440

(1)
The columns reflect amounts payable under the Westell Incentive Compensation Plan for meeting specified threshold, target and maximum levels of performance, respectively. Amounts are prorated based on start dates for Mr. Skurla.

(2)
Represents PSUs awarded, at target, pursuant to the 2004 Stock Incentive Plan. The number of PSUs earned, if any, can range between 0% to 200% of the target amount, depending on actual performance for fiscal years 2015 through 2018 (the “2015 Performance Period”), compared to revenue and adjusted operating income targets. Following the close of each fiscal year in the 2015 Performance Period, the Compensation Committee will determine if any PSUs have been earned for that fiscal year on the “Certification Date,” which is the date our audited financial statements for the previous fiscal year are accepted by the Audit Committee. Any PSUs earned vest in annual increments during the Performance Period. Upon vesting, the PSUs convert into shares of Class A Common Stock on a one-for-one basis.

(3)	Represents restricted stock and unit awards issued pursuant to the 2004 Stock Incentive Plan. Restricted stock and unit award vests in equal annual installments of 25% per year from the grant date.

(4)
Represents non-qualified stock options issues pursuant to the 2004 Stock Incentive Plan. All options in the table have a seven-year life except for options issued to Mr. Gruenwald which have a five-year life. Stock options vests in equal annual installments of 25% per year from the grant date.

(5)	The exercise price is the average of the high and low stock price on the grant date.

(6)
Represents the fair value of the award at target on the grant date, computed in accordance with ASC 718. A discussion of the assumptions used in calculation of these values may be found in footnote 9 to our audited financial statements of the Company’s 2015 Annual Report which accompanies this Proxy Statement.

(7)	Mr. Skurla's bonus target was 60% of his base salary. Fiscal year 2015 was prorated. Mr. Skurla was entitled to a minimum bonus payment equivalent to the prorated bonus target of $78,000.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The table below includes certain information with respect to equity awards previously awarded to the NEOs, which were outstanding as of March 31, 2015.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
J. Thomas Gruenwald	—		250,000	(2)	1.475	02/10/2020
							250,000	(3)	327,500
							10,000	(4)	13,100
							15,000	(5)	19,650
Thomas P. Minichiello	22,500		67,500	(6)	2.555	07/17/2020
							187,500	(7)	245,625
										30,000	(8)	39,300
							30,000	(9)	39,300
							28,110	(10)	36,824	2,520	(11)	3,301
Scott T. Goodrich	—		—		—		112,500	(12)	147,375
							15,000	(9)	19,650
										15,000	(8)	19,650
Christopher J. Shaver	17,500		52,500		2.425	06/17/2020
	150,000		—		2.360	04/09/2017
	11,900		—		1.665	05/13/2015
							50,000	(13)	65,500
							15,000	(9)	19,650
										15,000	(8)	19,650
							24,596	(10)	32,221	2,205	(11)	2,889
Naveed H. Bandukwala (14)	12,500		37,500		2.425	06/17/2020
							15,000	(9)	19,650
										15,000	(8)	19,650
							25,000	(15)	32,750
							17,569	(10)	23,015	1,575	(11)	2,063
Richard S. Gilbert	200,000	(16)	—		2.425	05/10/2015
Mark Skurla (14)	—		—		—		220,000	(17)	288,200

(1)
The market value is calculated by multiplying the number of shares that have not vested by $1.31, the closing price of the Class A Common Stock as of March 31, 2015, the last business day of fiscal year 2015.

(2)	Non-qualified stock option award vests in equal annual installments of 25% per year commencing on February 10, 2016.

(3)	Restricted stock unit award vests in equal annual installments of 25% per year commencing on February 10, 2016.

(4)	Restricted stock award vests in equal annual installments of 25% per year commencing on April 1, 2015.

(5)	Restricted stock award vests in equal annual installments of 25% per year commencing on October 4, 2014.

(6)	Non-qualified stock option award vests in equal annual installments of 25% per year commencing on July 17, 2014.

(7)	Restricted stock unit award vests in equal annual installments of 25% per year commencing on July 17, 2014.

(8)
Consists of performance-based restricted stock unit awards ("PSUs") granted, in fiscal year 2015 pursuant to the 2004 Stock Incentive Plan. The number of PSUs earned, if any, can range between 0% to 200% of the target amount, depending on actual performance for fiscal years 2015 through 2018 (the “2015 Performance Period”), compared to revenue and adjusted operating income targets. Following the close of each fiscal year in the 2015 Performance Period, the Compensation Committee will determine if any PSUs have been earned for that fiscal year on the “Certification Date,” which is the date our audited financial statements for the previous fiscal year are accepted by the Audit Committee. Any PSUs earned vest in annual increments during the Performance Period. Upon vesting, the PSUs convert into shares of Class A Common Stock on a one-for-one basis. The number of PSUs listed above is equal to the target number of PSUs.

(9)	Restricted stock award unit vests in equal annual installments of 25% per year commencing on April 1, 2015.

(10)
Consists of earned, but unvested performance-based restricted stock unit awards ("PSUs") granted, in fiscal year 2014 pursuant to the 2004 Stock Incentive Plan. The number of PSUs earned based on fiscal year 2014 performance was 93.7% of target. Any PSUs earned vest in annual increments during the Performance Period. Upon vesting, the PSUs convert into shares of Class A Common Stock on a one-for-one basis.

(11)
Consists of unearned performance-based restricted stock unit awards ("PSUs") granted compared to the target, in fiscal year 2014 pursuant to the 2004 Stock Incentive Plan. The number of PSUs earned, if any, can range between 0% to 200% of the target amount, depending on actual performance for fiscal years 2014 through 2017 (the “2014 Performance Period”), compared to revenue and adjusted operating income targets. Following the close of each fiscal year in the 2014 Performance Period, the Compensation Committee will determine if any PSUs have been earned for that fiscal year on the “Certification Date,” which is the date our audited financial statements for the previous fiscal year are accepted by the Audit Committee. Any PSUs earned vest in annual increments during the Performance Period. Upon vesting, the PSUs convert into shares of Class A Common Stock on a one-for-one basis. The number of PSUs listed above is equal to the target number of PSUs.

(12)	Restricted stock unit award vests in equal annual installments of 25% per year commencing on March 1, 2015.

(13)	Restricted stock unit award vests in equal annual installments of 25% per year commencing on April 1, 2013.

(14)	Mr. Skurla's employment was terminated on April 23, 2015. Mr. Bandukwala's employment was terminated on July 24, 2015. Equity awards that had not yet vested as of the termination date were forfeited.

(15)	Restricted stock unit award vests in equal annual installments of 25% per year commencing on March 5, 2013.

(16)	Non-qualified stock option award granted on June 17, 2013 that vested upon termination.

(17)	Restricted stock unit award vests in equal annual installments of 25% per year commencing on October 21, 2015.

OPTION EXERCISES AND STOCK VESTED

The table below includes certain information with respect to the exercise of stock options and the vesting of restricted stock units for the NEOs during fiscal year 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
J. Thomas Gruenwald	—	—	5,000	8,450
Thomas P. Minichiello	—	—	71,870	153,018
Scott T. Goodrich	—	—	37,500	54,938
Christopher J. Shaver	11,900	476	75,199	277,510
Naveed H. Bandukwala	—	—	30,857	52,545
Richard S. Gilbert	345,800	404,586	439,830	1,127,453
Mark Skurla	—	—	—	—

(1)	The amount reflects the number of shares exercised multiplied by the difference between the exercise price of the stock option and the average of the high and low stock prices on the exercise date.

(2)	The amount reflects the number of shares vested multiplied by the average of the high and low stock prices on the vesting date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following tables summarize the estimated value of potential payments to each of our named executive officers under existing contracts, agreements, plans or arrangements assuming the triggering event or events indicated occurred on March 31, 2015.

J. Thomas Gruenwald
Chairman, President and Chief Executive Officer
The following table shows the potential payments to Mr. Gruenwald upon termination or in connection with a change in control assuming a March 31, 2015 triggering event.

	Termination without Cause or for Good Reason following a change in control ($)	Change in Control without Termination ($)	Termination for Good Reason ($)	Termination without Cause ($)
Cash Compensation	—	—	—	—
Health Benefits	—	—	—	—
Stock Award Vesting Acceleration (1)	360,250	—	—	360,250
Total	360,250	—	—	360,250

(1)	The market value is calculated by multiplying the number of shares that have not vested by $1.31, the closing price of the Class A Common Stock as of the last business day of fiscal year 2015.

Under the terms of Mr. Gruenwald's offer letter, if we terminate Mr. Gruenwald's employment without cause, unvested outstanding equity awards as of the date of termination will become immediately vested. In the event of termination without cause within 6 months following a change of control, unvested stock awards will become immediately vested.
Thomas P. Minichiello
Senior Vice President, Chief Financial Officer, Treasurer and Secretary

The following table shows the potential payments to Mr. Minichiello upon termination or in connection with a change in control assuming a March 31, 2015 triggering event.

	Termination without Cause or for Good Reason following a change in control ($)	Change in Control without Termination ($)	Termination for Good Reason ($)	Termination without Cause ($)
Cash Compensation	720,000	—	480,000	480,000
Health Benefits	15,990	—	15,990	15,990
Stock Option Vesting Acceleration (1)	—	—	—	—
Stock Award Vesting Acceleration (2)	284,925	—	—	—
Total	1,020,915	0	495,990	495,990

(1)
The market value is calculated by multiplying the number of options that have not vested by the difference between $1.31, the closing price of the Class A Common Stock as of the last business day of fiscal year 2015, less the strike price of the option.

(2)	The market value is calculated by multiplying the number of shares that have not vested by $1.31, the closing price of the Class A Common Stock as of the last business day of fiscal year 2015.

Under the terms of Mr. Minichiello’s employment agreement, if we terminate Mr. Minichiello's employment without cause or if Mr. Minichiello resigns for good reason, he will be entitled to receive as severance one year's base salary (150% of base salary following a change in control), one year target bonus (150% of the target bonus following a change in control), continued health benefits at employee rates for one year, and a pro rata portion of his bonus based upon the actual bonus that would have been earned, as applicable, for the fiscal year in which the termination occurs.

Mr. Minichiello is subject to a non-competition covenant during the term of his employment and for an additional one year period if, following termination of his employment with the Company, he is entitled to receive severance or if the Company elects to pay him severance even if he would not otherwise be entitled to such payments. Mr. Minichiello is subject to a non-solicitation covenant with respect to the Company's employees for one year following termination of his employment whether or not he is entitled to severance pay.

In the event of termination without cause or for good reason following a change of control, unvested outstanding equity awards as of the date of termination will become immediately vested, pursuant to their express terms.

Richard S. Gilbert
Former Chairman, President and Chief Executive Officer
Under the terms of Mr. Gilbert’s employment agreement, if we terminated Mr. Gilbert’s employment without cause or if Mr. Gilbert resigned for good reason, he was entitled to receive as severance two years base salary, two times target bonus, continued health benefits at employee rates for two years, and a pro rata portion of his bonus based upon the actual bonus that would have been earned, as applicable, for the fiscal year in which the termination occurs. In addition, unvested outstanding equity awards as of the date of termination become immediately vested, unless such awards are based upon the satisfaction of performance criteria, in which case they will only vest pursuant to their express terms.

All stock options, restricted stock and other equity-based incentive awards granted by the Company that are outstanding but not vested as of the date of a change of control, become immediately vested and/or payable on such date unless the equity incentive awards are based upon satisfaction of performance criteria, in which case, they will only vest pursuant to their express terms. Further, the agreement provided that if within one year following a change of control, Mr. Gilbert’s employment is terminated by us for any reason other than cause or for good reason, the executive’s stock options shall be exercisable for the lesser of the remaining option term or one year after the date of such termination.

Mr. Gilbert’s estate is the beneficiary of a $1.0 million life insurance policy paid for by the Company.

On February 10, 2015, Mr. Gilbert terminated employment with us. Mr. Gilbert's separation from us is a termination "without cause" within the meaning of the employment agreement between us and Mr. Gilbert. He was therefore entitled to a severance benefit of $1,750,000 which is equal to two years salary plus two times target bonus, continued health benefits at employee rates for two years with a value of $20,448, and a pro rata portion of his fiscal 2015 bonus based upon the actual bonus that would have been earned. In addition, unvested outstanding equity awards valued at $324,500 vested on the date of termination, unless such awards are based upon the satisfaction of performance criteria, in which they will only vest pursuant to their express terms.

Mark Skurla
Former Senior Vice President, Worldwide Sales
Mr. Skurla was appointed as Senior Vice President, Worldwide Sales effective October 21, 2014. Following the end of fiscal year 2015, Mr. Skurla terminated employment with the Company effective April 23, 2015. Mr. Skurla's unvested restricted stock units, performance-based restricted stock units and stock options expired as of his termination date.

Mr. Skurla did not have an employment agreement with us. In the event of termination without cause or for good reason following a change in control of the Company, unvested stock awards held by Mr. Skurla will become immediately vested. The market value of Mr. Skurla's stock awards that would vest, using the closing price of the Company’s common stock as of the last business day of fiscal year 2015, is $288,200.

We entered into a Separation Agreement and Release agreement with Mr. Skurla on April 23, 2015. Pursuant to the agreement, we agreed to pay a bonus of $78,000 for fiscal year 2015 to which Mr. Skurla was not otherwise entitled, severance of $65,000 and continued health benefits at the employee rate with a value of $3,999 for the lesser of three months after separation of employment or until Mr. Skurla becomes eligible for coverage by a health plan of a subsequent employer. Mr. Skurla is subject to a general release of claims against us and is subject to a non-solicitation covenant with respect to the Company's employees for one year following separation of his employment.

Naveed H. Bandukwala
Former Senior Vice President and General Manager, Communication Solutions Group

Mr. Bandukwala’s employment was terminated with us on July 24, 2015.  Mr. Bandukwala did not have an employment agreement with us.  In the event of termination without cause or for good reason following a change in control of the Company, unvested stock awards held by Mr. Bandukwala, would have become immediately vested. The market value of Mr. Bandukwala's stock awards that would have vested In the event of termination without cause or for good reason following a change in control of the Company, using the closing price of the Company’s common stock as of the last business day of fiscal year 2015, is $52,400.   On July 24, 2015, we presented Mr. Bandukwala with a Separation Agreement and Release agreement where we agreed to pay severance of $58,750.  Mr. Bandukwala has 21 days to accept the Separation Agreement.

Scott T. Goodrich and Christopher J. Shaver

Messrs. Goodrich and Shaver do not have employment agreement with us. In the event of termination without cause or for good reason following a change in control of the Company, unvested stock awards held by Messrs. Goodrich and Shaver will become immediately vested. The market value of the stock awards Messrs. Goodrich and Shaver that would vest, using the closing price of the Company’s common stock as of the last business day of fiscal year 2015, is $167,025 and $85,150, respectively.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

In fiscal year 2015, no interlocking relationships existed between our Board of Directors or Compensation Committee and the compensation committee of any other company.

DIRECTOR COMPENSATION
The annual retainer for all non-employee directors is $40,000. Annual retainers for committee chairpersons are as follows: Chairman of the Board (if non-employee) -- $20,000; Chair of the Audit Committee -- $10,000; Chair of the Compensation Committee -- $10,000. Annual retainers for the members of committees were approved as follows: Member of the Audit Committee -- $5,000, and Member of the Compensation Committee -- $5,000. The Chair and Members of the Corporate Governance and Nominating Committee do not receive additional compensation. There is no separate compensation for meeting attendance. In addition, all directors may be reimbursed for expenses incurred in connection with attendance at Board and Committee meetings. Directors who are employees of the Company do not receive additional compensation for service as directors. In addition, non-employee directors are eligible to receive awards under our 2004 Stock Incentive Plan. On a director’s initial appointment date, non-employee directors were each granted 20,000 restricted shares, with 25% vesting on each annual anniversary date of the grant. Another 15,000 restricted shares shall be granted to each non-employee director with 25% vesting on each annual anniversary of their respective grant dates (subject in certain circumstances to accelerate vesting) upon re-election to the Board of Directors for fiscal year 2016.
Director Summary Compensation Table
The following table details the total compensation for non-employee directors for fiscal year 2015.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)(3)	Total ($)
J. Thomas Gruenwald(4)	43,194	38,250	81,444
Fared Adib(5)	31,943	47,400	79,343
Kirk R. Brannock(6)	22,296	94,050	116,346
Robert W. Foskett(7)	40,000	38,250	78,250
James M. Froisland(6)	24,592	84,750	109,342
Dennis O. Harris(7)	45,000	38,250	83,250
Martin D. Hernandez(7)	45,000	38,250	83,250
Eileen A. Kamerick(7)	51,361	38,250	89,611
Robert C. Penny III(7)	40,000	38,250	78,250

(1)
Richard S. Gilbert, our former Chief Executive Officer, is not included in this table because he was an employee of the Company and received no additional compensation for his service as chairman and director. The compensation received by Mr. Gilbert as our employee is shown in the Summary Compensation Table.

(2)
The values reflect the aggregate grant date fair value as determined under ASC 718. Assumptions used in the calculation of these amounts are included in footnote 9 to the Company’s audited financial statements for fiscal year 2015 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on May 22, 2015, except the figures do not include a forfeiture rate.

(3)	The equity portion of the annual grant to directors vests annually on the date of grant over a four-year period.

(4)
Mr. Gruenwald was appointed to the Board effective October 4, 2013. He became our Chief Executive Officer effective February 10, 2015. Since he became an employee of the Company Mr. Gruenwald received no additional compensation for his service as chairman and director. The compensation in the above table represents the compensation as an independent director. The compensation received by Mr. Gruenwald as our employee is shown in the Summary Compensation Table. Mr. Gruenwald's equity holdings as of March 31, 2015 are presented in the Outstanding Equity Awards at Fiscal Year-End table.

(5)	Mr. Adib was appointed to the Board effective July 8, 2014. As of March 31, 2015, Mr. Adib had 20,000 shares of unvested restricted stock.

(6)
The terms of Messrs. Brannock and Froisland as directors expired at the 2014 Annual Meeting on September 16, 2014. The Compensation Committee approved the acceleration of vesting of the restricted stock for Messrs. Brannock and Froisland effective September 16, 2014. As a result of the acceleration of vesting of the awards, the above includes an additional $55,800 and $46,500 of incremental fair value related to the modified awards for Mr. Brannock and Mr. Froisland, respectively. As of March 31, 2015, Messrs. Brannock and Froisland had no shares of unvested restricted stock.

(7)	As of March 31, 2015, each director had 25,000 shares of unvested restricted stock.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of March 31, 2015, with respect to shares of our Class A Common Stock that may be issued under equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)(1)(3)	Weighted-average exercise price of outstanding options, warrants and rights ($)(2)	Number of securities remaining available for future issuance (excluding securities reflected in the first column) (#)(3)
Equity compensation plans approved by security holders	2,762,153	2.20	3,181,863
Equity compensation plans not approved by security holders	—	—	—
Total	2,762,153	2.20	3,181,863

(1)	Includes outstanding options, RSUs and PSUs. PSUs included in this number are at the target number of shares that could be issued.

(2)	Represents weighted-average exercise price of outstanding options.

(3)	All amounts in these columns relate to the 2004 Plan.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Company purchased $0.3 million of raw material components from XMA Corporation (XMA) in fiscal year 2015. Scott Goodrich, the Company's President of In-Building Wireless owns 13% of the common stock of XMA. This transaction was approved by the Audit Committee.
We do not currently have written policies and procedures with respect to the approval of related-party transactions. Our practice with respect to related-party transactions has been that all transactions between the Company and any related person will be reviewed and approved by the Audit Committee. All proposed related-party transactions are generally reported to senior management, who assist in gathering the relevant information about the transaction, and present the information to the Audit Committee. The Audit Committee then determines whether the transaction is a related party transaction and approves, ratifies, or rejects the transaction.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors and persons who beneficially own more than 10 percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based on a review of documents in our possession and on written representations from reporting persons, we believe that during fiscal year 2015, all such persons filed on a timely basis all reports required by Section 16(a) of the Securities Exchange Act of 1934.
AUDIT COMMITTEE REPORT

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Committee under Public Company Accounting Oversight Board (PCAOB) Auditing Standard No.

16, Communications with Audit Committees. In addition, the Committee discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures required by Rule 3526 of the PCAOB, Communicating with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with the auditors’ independence.

The Audit Committee discussed with our independent auditors the scope and plans for their respective audits. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal control, and the overall quality of our financial reporting.

The Audit Committee has reviewed with the Company’s internal audit function the evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended
March 31, 2015, for filing with the SEC. The Audit Committee and the Board have also recommended that stockholders ratify the selection of Ernst & Young as our independent auditors for fiscal year 2016.

During fiscal year 2015, management documented, tested and evaluated internal controls pursuant to the requirements of the Sarbanes-Oxley Act of 2002. Management and Ernst & Young kept the Audit Committee apprised of our progress. Management has provided the Audit Committee with a report on the effectiveness of internal controls.

The Audit Committee is governed by a charter, which is available in the corporate governance section under Investors Relations on our website at www.westell.com. The Board of Directors has determined that Ms. Kamerick and Mr. Hernandez each qualify as an “audit committee financial expert” as defined under Regulation S-K and that all audit committee members are “independent” as the term is used in the NASDAQ listing standards applicable to audit committee members.

Respectfully Submitted By:

The Audit Committee
Eileen A. Kamerick (Chair)
Fared Adib
Martin D. Hernandez

Fees to the Company’s Auditors

Set forth below is a summary of certain fees paid to our independent auditors, Ernst & Young LLP, for services for the fiscal years 2015 and 2014.

Fee Category	Fiscal 2015	Fiscal 2014
Audit Fees	$1,010,965	$953,459
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$1,010,965	$953,459

Audit Fees

Audit fees were for professional services rendered in connection with the audit of our annual financial statements set forth in our Annual Reports on Form 10-K and the review of our quarterly financial statements set forth in our Quarterly Reports on Form 10-Q.

Approval of Services Provided by Independent Registered Public Accounting Firm

The Audit Committee has considered whether the services provided under other non-audit services are compatible with maintaining the auditor’s independence and has determined that such services are compatible. The Audit Committee has adopted policies and procedures for pre-approving all non-audit work performed by Ernst & Young. The Committee will annually pre-approve services in specified accounting areas. The Committee also annually approves the budget for the annual generally accepted accounting principals (GAAP) audit.

PROPOSALS OF STOCKHOLDERS

A stockholder proposal to be included in our Proxy Statement and presented at the 2016 Annual Meeting must be received at our executive offices, 750 North Commons Drive, Aurora, Illinois 60504 no later than April 9, 2016, for evaluation as to inclusion in the Proxy Statement in connection with such meeting.
Stockholders wishing to nominate a director or bring a proposal before the 2016 Annual Meeting (but not include the proposal in our Proxy Statement) must cause written notice of the proposal to be received by the Secretary of the Company at our principal executive offices in Aurora, Illinois, no later than July 18, 2016, as well as comply with certain provisions of the Company’s bylaws. In order for a stockholder to nominate a candidate for director, such notice must describe various matters regarding the nominee and the stockholder giving the notice, including such information as name, address, occupation and shares held. In order for a stockholder to bring other business before a stockholders meeting, the notice for such meeting must include various matters regarding the stockholder giving the notice and a description of the proposed business. These requirements are separate from and in addition to the requirements a stockholder must meet to have a proposal included in our Proxy Statement.

FINANCIAL INFORMATION

We have furnished financial statements to stockholders in the 2015 Form 10-K, which accompanies this Proxy Statement. In addition, we will promptly provide, without charge to any stockholder, on the request of such stockholder, an additional copy of the 2015 Form 10-K. Written requests for such copies should be directed to Westell Technologies, Inc., Attention: Thomas P. Minichiello, Chief Financial Officer, 750 North Commons Drive, Aurora, Illinois 60504; telephone number (630) 898-2500.

OTHER MATTERS TO COME BEFORE THE MEETING

The Board of Directors knows of no other business that may come before the annual meeting. However, if any other matters are properly presented to the meeting, the persons named in the proxies will vote upon them in accordance with their best judgment.

By Order of the Board of Directors
Thomas P. Minichiello
Senior Vice President, Chief Financial Officer,
Treasurer and Secretary

Date: July 29, 2015

ANNEX A

WESTELL TECHNOLOGIES, INC.
2015 OMNIBUS INCENTIVE COMPENSATION PLAN
I.    INTRODUCTION.

1.01    Purpose. The Westell Technologies, Inc. 2015 Omnibus Incentive Compensation Plan (the "Plan") is intended to provide incentives that will attract and retain the best available (a) directors of Westell Technologies, Inc. (the "Company"), and (b) employees of the Company or any Subsidiary that now exists or hereafter is organized or acquired by the Company, provide additional incentive to such persons and promote the success and growth of the Company. These purposes may be achieved through the grant of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Unit Awards, Performance Share Awards, Other Equity Awards and Cash Incentive Awards, as described below.

1.02    Duration of this Plan. The Plan shall become effective upon stockholder approval (the "Effective Date"). Unless sooner terminated as provided herein, this Plan shall terminate ten (10) years from the Effective Date. After this Plan is terminated, no Awards may be granted but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions.

1.03    Successor Plan. This Plan will replace the Westell Technologies, Inc. 2004 Stock Incentive Plan (the "2004 Plan"). All outstanding awards under the 2004 Plan immediately prior to the Effective Date of this Plan shall continue to be governed by their applicable terms and conditions. Any Shares reserved for issuance under the 2004 Plan that have not been granted or reserved for issuance under an outstanding award shall be added to the Share reserve for this Plan as described in Section 3.01.

II.    DEFINITIONS.

2.01    "Administrator" means the administrator described in Section 4.01.

2.02    "Award" means an Incentive Stock Option, Non-Qualified Stock Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Performance Share Award, Other Equity Award or Cash Incentive Award, as appropriate.

2.03    "Award Agreement" means either (a) a written or electronic agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, including any amendment or modification thereof, or (b) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, including any amendment or modification thereof. The Administrator may provide for the use of electronic, Internet or other non-paper Award Agreements, and the use of electronic, Internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

2.04    "Board" means the Board of Directors of Westell Technologies, Inc.

2.05    "Cash Incentive Award" means a cash incentive award under Article XI of the Plan.

2.06    "Change in Control" shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied:

(a)
the consummation of the purchase by any person, entity or group of persons, within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, except the Voting Trust (together with its affiliates) formed pursuant to the Voting Trust Agreement dated February 23, 1994, as amended from time to time, among Robert C. Penny III and Melvin J. Simon, as co-trustees, and certain members of the Penny family and the Simon family, of ownership of shares representing more than 50% of the combined voting power of the Company’s voting securities entitled to vote generally (determined after giving effect to the purchase);

(b)
a reorganization, merger or consolidation of the Company, in each case, with respect to which persons who were shareholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own 50% or more of the combined voting power entitled to vote generally of the Company or the surviving or resulting entity (as the case may be); or

(c)
a sale of all or substantially all of the Company’s assets, except that a Change in Control shall not exist under this clause (c) if the Company or persons who were shareholders of the Company immediately prior to such sale continue to collectively own 50% or more of the combined voting power entitled to vote generally of the acquirer; or

(d)	any other transaction the Administrator, in its sole discretion, specifies in writing.

2.07    "Code" means the Internal Revenue Code of 1986, as it may be amended from time to time. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.

2.08    "Company" means Westell Technologies, Inc.

2.09    "Dividend Equivalent" has the meaning set forth in Article XII.

2.10    "Fair Market Value" or "FMV" means, as applied to a specific date, the price of a Share that is based on the opening, closing, actual, high, low or average selling prices of a Share reported on any established stock exchange or national market system including without limitation the New York Stock Exchange and the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation System on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Administrator in its discretion.

Unless otherwise specified in an Award Agreement, Fair Market Value shall be deemed to be equal to the closing price of a Share on the relevant date, or if no sales of Shares shall have occurred on the applicable date the closing price of the Shares on the next preceding date on which there were such sales. Notwithstanding the foregoing, if Shares are not traded on any established stock exchange or national market system, the Fair Market Value means the price of a Share as established by the Administrator acting in good faith based on a reasonable valuation method that is consistent with the requirements of Section 409A of the Code and the regulations thereunder.

2.11    "Grant Date" means the date on which an Award is deemed granted, which shall be the date on which the Administrator authorizes the Award or such later date as the Administrator shall determine in its sole discretion.

2.12    "Incentive Stock Option" or "ISO" means an option that is intended to meet the requirements of Section 422 of the Code and regulations thereunder.

2.13    "Non-Qualified Stock Option" or "NSO" means an option other than an Incentive Stock Option.

2.14    "Option" means an Incentive Stock Option or Non-Qualified Stock Option, as appropriate.

2.15    "Other Equity Award" means an Award under Article X of the Plan.

2.16    "Participant" means an individual who has been granted an Award.

2.17    "Performance Goal" means a performance goal established by the Administrator that is based on the attainment of goals relating to one or more of the following business criteria measured on an absolute basis or in terms of growth or reduction: cash flow or cash flow per share; cash flow return on investment; cost; debt reductions; ratio of debt plus equity; profit before tax; economic profit; earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization and adjusted versions of those or similar measures; operating earnings; economic value added; ratio of operating earnings to capital spending; free cash flow; net profit; net income (before or after taxes); operating margins, gross margins or cash margins; operating profit; reduction in costs; gross profits; return on capital; revenue; revenue performance, revenue growth or product revenue growth; net sales; sales growth; price of the Shares or other capital stock of the Company; return on net assets, equity or stockholders’ equity; market share; total return to stockholders; or implementation, completion or attainment of measureable objectives with respect to research, development, products or projects, acquisitions or divestitures and recruiting and maintaining personnel. The specific performance goals may be, on an absolute or relative basis, established based on one or more of the preceding business criteria with respect to the Company, any one or more Subsidiaries or other business units or product lines of the Company or a group of peer companies established by the Administrator. Performance targets shall be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the targets were set unless the Administrator provides otherwise at the time of establishing the targets.

2.18    "Performance-Based Compensation" means compensation under an Award that is intended to satisfy the requirements of Code Section 162(m) for certain performance-based compensation.

2.19    "Performance Share Award" means an Award under Article IX of the Plan, that is conditioned upon the satisfaction of pre-established performance goals.

2.20    "Plan" means the Westell Technologies, Inc. 2015 Omnibus Incentive Compensation Plan as set forth herein, as it may be amended from time to time.

2.21    "Restricted Stock Award" means a restricted stock award under Article VII of the Plan.

2.22    "Restricted Stock Unit Award" means a restricted stock unit award under Article VIII of the Plan.

2.23    "Share" means a share of the Class A Common Stock of the Company.

2.24    "Stock Appreciation Right" or "SAR" means the right to receive cash or Shares based upon the excess of the Fair Market Value of one Share on the date the SAR is exercised over the grant price (which shall be not less than the Fair Market Value of a Share on the Grant Date).

2.25    "Subsidiary" means any corporation in which the Company or another entity qualifying as a Subsidiary within this definition owns 50% or more of the total combined voting power of all classes of stock, or any other entity (including, but not limited to, partnerships and joint ventures) in which the Company or another entity qualifying as a Subsidiary within this definition owns 50% or more of the combined equity thereof.

2.26    "Substitute Award" mean an Award granted or Shares issued by the Company in substitution or exchange for awards previously granted by a predecessor or affiliated entity.

III.    PLAN AND AWARD LIMITS

3.01    Share Limit. Subject to adjustment as provided in Section 3.03 below, the number of Shares that may be issued under the Plan shall not exceed the sum of four million, two hundred thousand (4,200,000) Shares plus the number of Shares reserved for issuance under the 2004 Plan that have not been granted or reserved for issuance under an outstanding award (the "Share Limit"), all of which may be issued in the form of Incentive Stock Options. If any Award granted under this Plan or the 2004 Plan is canceled, terminates, expires, or lapses for any reason, any Shares subject to such Award shall again be available for the grant of an Award under this Plan. Shares subject to an Award shall not again be made available for issuance under the Plan if such Shares are:

(a) Shares delivered to or withheld by the Company to pay the grant or purchase price of an Award, or (b) Shares delivered to or withheld by the Company to pay the withholding taxes related to an Award. Any Awards or portions thereof that are settled in cash and not in Shares shall not be counted against the foregoing Share Limit.

3.02    Annual Award Limits. Subject to adjustment as set forth in Section 3.03 below, Awards shall be subject to the following limits:

(a)
Options and SARs. The maximum aggregate number of Shares for which Options or SARs may be granted to any Participant in any fiscal year shall be 500,000 Shares (for avoidance of the doubt, this limit applies separately to each type of Award).

(b)
Equity Awards Other Than Options and SARs. The maximum aggregate number of Shares that may be paid to any Participant in any fiscal year under an Award of Restricted Stock, Restricted Stock Units, Performance Shares or Other Stock Based Awards, in each case that are Performance-Based Compensation, shall be 500,000 Shares determined as of the date of payout (for avoidance of the doubt, this limit applies separately to each type of Award).

(c)
Cash Incentive Awards. The maximum aggregate amount that may be paid to any Participant for any fiscal year under an Award of Performance Units, Cash Incentive Awards or any other Award that is payable in cash, in each case that are Performance-Based Compensation, shall be $2,000,000 determined as of the date of payout (for the avoidance of doubt, this limit applies separately to each type of Award).

3.03    Changes in Common Stock. Except as provided below, if any stock dividend is declared upon the Shares, or if there is any stock split, stock distribution, or other recapitalization of the Company with respect to the Shares, resulting in a split or combination or exchange of Shares, the Administrator shall make or provide for such adjustment in the number of and class of Shares that may be delivered under the Plan, and in the number and class of and/or price of Shares subject to outstanding Awards as it may, in its discretion, deem to be equitable.

IV.    PLAN ADMINISTRATION.

4.01    Administration. For purposes of the power to grant Awards to Company directors, the Administrator shall be the entire Board. For other Plan purposes, the Administrator shall be the Compensation Committee of the Board. The committee shall be constituted to permit the Plan to comply with the provisions of Rule 16b-3 under the Securities Exchange Act of 1934, as amended or any successor rule, and Section 162(m) of the Code. A majority of the members of the committee shall constitute a quorum. The approval of such a quorum, expressed by a vote at a meeting held either in person or by conference telephone call, or the unanimous consent of all members in writing without a meeting, shall constitute the action of the Administrator and shall be valid and effective for all purposes of the Plan.

4.02    Administrator Powers. The Administrator is empowered to adopt such rules, regulations and procedures and take such other action as it shall deem necessary or proper for the administration of the Plan. The Administrator shall also have authority to interpret the Plan, and the decision of the Administrator on any questions concerning the interpretation of the Plan shall be final and conclusive. The Administrator may consult with counsel, who may be counsel for the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel. Subject to the provisions of the Plan, the Administrator shall have full and final authority to:

(a)	designate the persons to whom Awards shall be granted;

(b)	grant Awards in such form and amount as the Administrator shall determine;

(c)
provide in an Award that vesting will be accelerated in the event of a Participant's death, disability (as determined by the Administrator) or retirement, a Change in Control or an event related to a Change in Control;

(d)	impose such limitations, restrictions and conditions upon any such Award as the Administrator shall deem appropriate;

(e)	continue vesting service for a Participant who terminates employment, but continues in a consulting role with the Company;

(f)
waive any restrictions, conditions or limitations imposed on an Award at the time the Award is granted or at any time thereafter, including but not limited to forfeiture, vesting and treatment of Awards upon a termination of service, provided that the Administrator may not waive the vesting period of any Award or accelerate the vesting period of any Award except in the case of death, disability, retirement or a Change in Control;

(g)	modify, extend or renew any Award previously granted;

(h)	grant Substitute Awards to individuals in substitution for awards previously granted by a predecessor or affiliated entity; and

(i)	permit Participants to elect to defer payments of Awards; provided that any such deferrals shall comply with applicable requirements of the code, including Code Section 409A.

4.03    Binding Determinations. Any action taken by, or inaction of, the Company, any Subsidiary, or the Administrator relating or pursuant to this Plan and within its authority hereunder or under applicable law shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons. Neither the Board nor any Board committee, nor any member thereof or person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan (or any award made under this Plan), and all such persons shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage that may be in effect from time to time.

4.04    Repricing, Replacements and Buyouts Prohibited. Notwithstanding anything in this Plan to the contrary, and except for the adjustments provided in Section 3.03, neither the Administrator nor any other person, directly or indirectly, may decrease the grant or purchase price for any outstanding Option or SAR granted under this Plan after the date of grant nor allow a Participant to surrender an outstanding Option or SAR granted under this Plan to the Company in exchange for cash, other Awards or an Option or SAR with an exercise price that is less than the exercise price of the original Option or SAR.

4.05    Delegation. The Administrator may delegate all or any part of its responsibilities and powers to any executive officer or officers of the Company selected by it. Any such delegation may be revoked by the Board or by the designated committee at any time.

V.    STOCK OPTIONS.

5.01    Granting of Stock Options. The Administrator may, in its discretion, grant Options to non-employee directors of the Company and to employees of the Company and any of its Subsidiaries. In selecting the individuals to whom Options shall be granted, as well as in determining the number of Options granted, the Administrator shall take into consideration such factors as it deems relevant pursuant to accomplishing the purposes of the Plan. A Participant may, if he or she is otherwise eligible, be granted an additional Option or Options if the Administrator shall so determine. Option grants under the Plan shall be evidenced by an Award Agreement in such form and containing such provisions as are consistent with the Plan as the Administrator shall from time to time approve.

5.02    Type of Option. At the time each Option is granted, the Administrator shall designate the Option as an Incentive Stock Option or a Non-Qualified Stock Option. Any Option designated as an Incentive Stock Option shall comply with the requirements of Section 422 of the Code. If required by applicable tax rules regarding a particular grant, to the extent that the aggregate Fair Market Value (determined as of the date an Incentive Stock Option is granted) of the Shares with respect to which an Incentive Stock Option grant under this Plan (when aggregated, if appropriate, with Shares subject to other Incentive Stock Option grants made before said grant under this Plan or another plan maintained by the Company or any ISO Group member) is exercisable for the first time by an optionee during any calendar year exceeds $100,000 (or such other limit as is prescribed by the Code), such option grant shall be treated as a grant of Non-Qualified Stock Options pursuant to Code Section 422(d).

5.03    Purchase Price. The purchase price for a Share subject to Option shall not be less than 100% of the Fair Market Value of the Share on the date the Option is granted, provided, however, the purchase price of an Incentive Stock Option shall not be less than 110% of the Fair Market Value of such Share on the date the Option is granted if the Participant then owns (after the application of the family and other attribution rules of Section 424(d) or any successor rule of the Code) more than 10% of the total combined voting power of all classes of stock of the Company.

5.04    Option Terms. Each Option shall be evidenced by an Award Agreement that shall specify the number of Options granted, the term of the Option (which may not exceed ten years), and such other provisions as the Administrator shall determine. Except to the extent otherwise permitted by Section 4.02 above, no portion of the Option may be exercisable prior to the first anniversary of the Option Grant Date.

5.05    Method of Exercise. An Option that has become exercisable may be exercised from time to time by written notice to the Company stating the number of Shares being purchased and accompanied by the payment in full of the purchase price for such Shares. The purchase price may be paid (a) in cash, (b) by check, (c) with the approval of the Administrator, or if the applicable Agreement so provides, by delivering Shares ("Delivered Stock"), (d) by surrendering to the Company Shares otherwise receivable upon exercise of the Stock Option (a "Net Exercise"), or (e) any combination of the foregoing. For purposes of the foregoing, Delivered Stock and Shares used in a Net Exercise shall be valued at their Fair Market Value determined as of the date of exercise of the Option. No Participant shall be under any obligation to exercise any Option hereunder.

VI.    STOCK APPRECIATION RIGHTS.

6.01    Granting of SARs. The Administrator may, in its discretion, grant SARs to non-employee directors of the Company and to employees of the Company and any of its Subsidiaries.

6.02    SAR Terms. Each SAR grant shall be evidenced by an Award Agreement that shall specify the number of SARs granted, the grant price (which shall be not less than the Fair Market Value of a Share on the Grant Date), the term of the SAR (which may not exceed ten years), and such other provisions as the Administrator shall determine. Except to the extent otherwise permitted by Section 4.02 above, no portion of the SAR may be exercisable prior to the first anniversary of the SAR Grant Date.

6.03    Method of Exercise. An SAR that has become exercisable may be exercised by written notice to the Company stating the number of SARs being exercised.

6.04    Payment upon Exercise. Upon the exercise of SARs, the Participant shall be entitled to receive an amount determined by multiplying (a) the difference obtained by subtracting the grant price from the Fair Market Value of a Share on the date of exercise, by (b) the number of SARs exercised. At the discretion of the Administrator, the payment upon the exercise of the SARs may be in cash, in Shares of equivalent value (valued at the Fair Market Value of the Shares on the date of exercise), or in some combination thereof. The number of available Shares under Section 3.01 shall not be reduced by any cash payments.

VII.    RESTRICTED STOCK AWARDS.

7.01    Administration. The Administrator may, in its discretion, grant Shares of Restricted Stock to non-employee directors of the Company and to employees of the Company and any of its Subsidiaries. The Administrator shall determine the eligible persons to whom and the time or times at which grants of Restricted Stock will be made, the number of Shares of Restricted Stock to be awarded, the time or times within which such Awards may be subject to forfeiture and any other terms and conditions of the Awards. The Administrator may condition the grant of Restricted Stock upon the attainment of Performance Goals so that the grant qualifies as Performance-Based Compensation. The Administrator may also condition the grant of Restricted Stock upon such other conditions, restrictions and contingencies as the Administrator may determine. The provisions of Restricted Stock Awards need not be the same with respect to each recipient.

7.02    Registration. Any Restricted Stock Award granted hereunder may be evidenced in such manner as the Administrator may deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Shares of Restricted Stock, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend (as determined by the Administrator) referring to the terms, conditions and restrictions applicable to such Restricted Stock. In the event such Restricted Stock is issued in book-entry form, the depository and the Company’s transfer agent shall be provided with notice referring to the terms, conditions and restrictions applicable to such Restricted Stock, together with such stop-transfer instructions as the Administrator deems appropriate.

7.03    Terms and Conditions. Restricted Stock Awards shall be subject to the following terms and conditions:

(a)
A Restricted Stock Award that is based solely on the Participant's continued service will become vested and exercisable over the three-year period after the Grant Date, with 1/3 of the Award becoming vested one year after the Grant Date and an additional 1/3 becoming vested on the second and third anniversaries of the Grant Date; provided that the Administrator may determine, at the time of grant, that the Restricted Stock Award will become vested over a longer period of time. A Restricted Stock Award that becomes vested based upon the achievement of a Performance Goal shall not become vested prior to the first anniversary of the Grant Date.

(b)	Until the applicable restrictions lapse or the conditions are satisfied, the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber the Restricted Stock Award.

(c)
Except to the extent otherwise provided in the applicable Award Agreement or Section 4.02 above, the portion of the Award still subject to restriction shall be forfeited by the Participant upon termination of a Participant’s service for any reason.

(d)	If and when the applicable restrictions lapse, the Company shall issue unlegended Shares to the Participant.

(e)	Each Award shall be confirmed by, and be subject to the terms of, an Award Agreement identifying the restrictions applicable to the Award.

7.04    Voting Rights. Unless otherwise determined by the Administrator, a Participant receiving a Restricted Stock Award shall have the right to vote the Shares.

VIII.    RESTICTED STOCK UNIT AWARDS.

8.01    Administration. The Administrator may, in its discretion, grant Restricted Stock Unit Awards to non-employee directors of the Company and to employees of the Company and any of its Subsidiaries. Restricted Stock Unit Awards entitle a Participant to receive Shares or cash payments based upon the Fair Market Value of Shares if predetermined conditions are satisfied. The Administrator shall determine the eligible persons to whom and the time or times at which Restricted Stock Unit Awards will be made, the number of Shares to be covered by the Award, the time or times within which such Awards may be subject to forfeiture and any other terms and conditions of the Awards. The Administrator may condition the grant of a Restricted Stock Unit Award upon the attainment of Performance Goals so that the grant qualifies as Performance-Based Compensation. The Administrator may also condition the grant of a Restricted Stock Unit Award upon such other conditions, restrictions and contingencies as the Administrator may determine. The provisions of Restricted Stock Unit Awards need not be the same with respect to each recipient.

8.02    Terms and Conditions. Restricted Stock Unit Awards shall be subject to the following terms and conditions:

(a)
A Restricted Stock Unit Award that is based solely on the Participant's continued service will become vested and exercisable over the three-year period after the Grant Date, with 1/3 of the Award becoming vested one year after the Grant Date and an additional 1/3 becoming vested on the second and third anniversaries of the Grant Date; provided that the Administrator may determine, at the time of grant, that the Restricted Stock Unit Award will become vested over a longer period of time. A Restricted Stock Unit Award that becomes vested based upon the achievement of a Performance Goal shall not become vested prior to the first anniversary of the Grant Date.

(b)	Until the applicable restrictions lapse or the conditions are satisfied, the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber the Restricted Stock Unit Award.

(c)
Except to the extent otherwise provided in the applicable Award Agreement or Section 4.02 above the portion of the Award still subject to restriction shall be forfeited by the Participant upon termination of a Participant’s service for any reason.

(d)
If and when the applicable restrictions lapse, the Company shall issue Shares to the Participant or pay to Participant an amount of cash equal to the Fair Market Value of a Share multiplied by the number of Shares covered by the Award for which the restrictions have then lapsed.

(e)	Each Award shall be confirmed by, and be subject to the terms of, an Award Agreement identifying the restrictions applicable to the Award.

IX.    PERFORMANCE SHARE AWARDS.

9.01    Administration. The Administrator may, in its discretion, grant Performance Share Awards to employees of the Company and any of its Subsidiaries. Performance Share Awards entitle a Participant to receive Shares if predetermined conditions are satisfied. The Administrator shall determine the eligible employees to whom and the time or times at which Performance Share Awards will be made, the number of Shares to be awarded, the time or times within which such Awards may be subject to forfeiture and any other terms and conditions of the Awards. The Administrator may condition the grant of a Performance Share Award upon the attainment of Performance Goals so that the grant qualifies as Performance-Based Compensation. The Administrator may also condition the grant of a Performance Share Award upon such other conditions, restrictions and contingencies as the Administrator may determine. The provisions of Performance Share Awards need not be the same with respect to each recipient.

9.02    Terms and Conditions. Performance Share Awards shall be subject to the following terms and conditions:

(a)	Until the applicable restrictions lapse or the conditions are satisfied, the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber the Performance Share Award.

(b)
Except to the extent otherwise provided in the applicable Award Agreement or Section 4.02 above, the portion of the Award still subject to restriction shall be forfeited by the Participant upon termination of a Participant’s service for any reason.

(c)	If and when the applicable restrictions lapse, the Company shall issue unlegended Shares to the Participant.

(d)	Each Award shall be confirmed by, and be subject to the terms of, an Award Agreement identifying the restrictions applicable to the Award, if any.

X.    OTHER EQUITY AWARDS.

10.01    Administration. The Administrator may, in its discretion, grant Other Equity Awards not otherwise described by the terms of the Plan to a Participant in such amounts and subject to such terms and conditions, as the Administrator shall determine. Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares.

10.02    Terms and Conditions. Other Equity Awards shall be subject to the following terms and conditions:

(a)	Awards to non-employee directors may be granted with no minimum vesting period.

(b)
Awards covering a maximum of 350,000 Shares per fiscal year may be granted to employees with no minimum vesting period or if having a vesting period, such acceleration terms as determined by the Administrator.

(c)
Except to the extent otherwise provided in the applicable Award Agreement or Section 4.02 above, the portion of the Award still subject to restriction shall be forfeited by the Participant upon termination of a Participant’s service for any reason.

(d)	Each Award shall be confirmed by, and be subject to the terms of, an Award Agreement identifying the restrictions applicable to the Award, if any.

XI.    CASH INCENTIVE AWARDS.

11.01    Administration. The Administrator may establish Cash Incentive Awards either alone or in addition to other Awards granted under the Plan. The Administrator shall determine the employees to whom and the time or times at which Cash Incentive Awards shall be granted, and the conditions upon which such Awards will be paid. The maximum Cash Incentive Award for any Participant shall be subject to the dollar limit contained in Section 3.02(c) of the Plan.

11.02    Terms and Conditions. Cash Incentive Awards intended to qualify as Performance-Based Compensation shall be subject to the following terms and conditions:

(a)
The Award shall be paid solely on account of the attainment of one or more preestablished, objective Performance Goals. Performance Goals shall be based on one or more business criteria that apply to the individual, a business unit, or the Company as a whole. Performance Goals shall be established in writing by the Administrator not later than 90 days after the commencement of the period of service to which the Performance Goal relates The pre-established Performance Goal must state, in terms of an objective formula or standard, the method for computing the amount of compensation payable to any employee if the goal is attained.

(b)	Following the close of the performance period, the Administrator shall determine whether the Performance Goal was achieved, in whole or in part, and determine the amount payable to each employee.

(c)	This Plan does not limit the authority of the Company, the Board or the Administrator, or any Subsidiary to award bonuses or authorize any other compensation to any person.

XII.    DIVIDENDS AND DIVIDEND EQUIVALENTS.

12.01    Payment of Dividends on Restricted Stock. With respect to an Award of Restricted Stock, the Administrator may grant or limit the right of a Participant to receive dividends declared on Shares that are subject to such Award granted to the Participant, with such dividends credited to the Participant as of the applicable dividend payment dates that occur during a period determined by the Administrator; provided, however, that in the case of an Award of Restricted Stock as to which vesting depends upon the satisfaction of one or more performance conditions, such dividends shall be subject to the same performance conditions, as the underlying Award. Dividends shall be converted to and paid in cash or additional Shares or Awards by such formula and at such time and subject to such limitations as may be determined by the Administrator.

12.02    Payment of Dividend Equivalents on Awards Other than Options, SARs and Restricted Stock. Except for Options, SARs and Restricted Stock, the Administrator may grant Dividend Equivalents to a Participant based on the dividends declared on Shares that are subject to any Award granted to the Participant, with such Dividend Equivalents credited to the Participant as of the applicable dividend payment dates that occur during a period determined by the Administrator; provided, however, that in the case of an Award as to which vesting depends upon the satisfaction of one or more performance conditions or solely upon the satisfaction of a service condition, such Dividend Equivalents shall be subject to the same performance conditions or service conditions, as applicable, as the underlying Award. Dividend Equivalents shall be converted to and paid in cash or additional Shares or Awards by such formula and at such time and subject to such limitations as may be determined by the Administrator.

XIII.    EFFECT OF CORPORATE TRANSACTIONS.

13.01    Merger, Consolidation or Reorganization. In the event of a merger, consolidation or reorganization with another corporation in which the Company is not the surviving corporation or a merger, consolidation or reorganization involving the Company in which the Common Stock ceases to be publicly traded, the Administrator shall, subject to the approval of the Board, or the board of directors of any corporation assuming the obligations of the Company hereunder, take action regarding each outstanding and unexercised Award pursuant to either clause (a) or (b) below:

(a)
Appropriate provision may be made for the protection of such Award by the substitution on an equitable basis of appropriate shares of the surviving or related corporation, provided that the excess of the aggregate Fair Market Value of the Shares subject to such Award immediately before such substitution over the exercise price thereof is not more than the excess of the aggregate fair market value of the substituted shares made subject to Award immediately after such substitution over the exercise price thereof; or

(b)
The Administrator may cancel such Award. In the event any Option or SAR is canceled, the Company, or the corporation assuming the obligations of the Company hereunder, shall pay the Participant an amount of cash (less normal withholding taxes) equal to the excess of (i) the value, as determined by the Administrator, of the property (including cash) received by the holder of a Share of Company Stock as a result of such event over (ii) the exercise price of such option or the grant price of the SAR, multiplied by the number of Shares subject to such Award. In the event any other Award is canceled, the Company, or the corporation assuming the obligations of the Company hereunder, shall pay the Participant an amount of cash or stock, as determined by the Administrator, based upon the value, as determined by the Administrator, of the property (including cash) received by the holder of a Share of Company Stock as a result of such event. No payment shall be made to a Participant for any Option or SAR if the purchase or grant price for such Option or SAR exceeds the value, as determined by the Administrator, of the property (including cash) received by the holder of a Share of Company Stock as a result of such event.

13.02    Change in Control. In the event of a Change in Control, the Administrator shall have the right to cancel any outstanding Awards and pay the Participant an amount determined under Section 13.01(b) above.

XIV.    MISCELLANEOUS.

14.01    Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of this Plan. The Administrator may permit a Participant to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction.

14.02    No Employment or Retention Agreement Intended. Neither the establishment of, nor the awarding of Awards under this Plan shall be construed to create a contract of employment or service between any Participant and the Company or its Subsidiaries; it does not give any Participant the right to continued service in any capacity with the Company or its Subsidiaries or limit in any way the right of the Company or its Subsidiaries to discharge any Participant at any time and without notice, with or without cause, or to any benefits not specifically provided by this Plan, or in any manner modify the Company’s right to establish, modify, amend or terminate any profit sharing or retirement plans.

14.03    Non-Transferability of Awards. Any Award granted hereunder shall, by its terms, be non-transferable by a Participant other than by will or the laws of descent and shall be exercisable during the Participant’s lifetime solely by the Participant or the Participant’s duly appointed guardian or personal representative. Notwithstanding the foregoing, the Administrator may permit a Participant to transfer a Non-Qualified Stock Option or SAR to a family member or a trust or partnership for the benefit of a family member, in accordance with rules established by the Administrator.

14.04    Securities Laws. No Shares will be issued or transferred pursuant to an Award unless and until all then applicable requirements imposed by Federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any exchanges upon which the Shares may be listed, have been fully met. The Administrator may impose such conditions on any Shares issuable under the Plan as it may deem advisable, including, without limitation, restrictions under the Securities Act of 1933, as amended, under the requirements of any exchange upon which such Shares of the same class are then listed, and under any blue sky or other securities laws applicable to such Shares. The Administrator may also require the Participant to represent and warrant at the time of issuance or transfer that the Shares are being acquired only for investment purposes and without any current intention to sell or distribute such Shares.

14.05    Rights as Shareholder. A Participant receiving an Award shall not have any right of a shareholder of the Company with respect to the Shares covered by the Award until Shares of Stock have been issued to Participant.

14.06    Clawback. The Awards granted under this Plan are subject to the terms of the Company’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of awards or any Shares or other cash or property received with respect to the awards (including any value received from a disposition of the Shares acquired upon payment of the awards).

14.07    Dissolution or Liquidation. Upon the dissolution or liquidation of the Company, any outstanding Awards theretofore granted under this Plan shall be deemed canceled.

14.08    Controlling Law. The law of the State of Delaware, except its law with respect to choice of law, shall be controlling in all matters relating to the Plan.

14.09    Termination and Amendment of the Plan. The Board may from time to time amend, modify, suspend or terminate the Plan; provided, however, that no such action shall impair without the Participant’s consent any Award theretofore granted under the Plan. To the extent then required by applicable law or any applicable listing agency or required under Sections 162, 422 or 424 of the Code to preserve the intended tax consequences of this Plan, or deemed necessary or advisable by the Board, any amendment to this Plan shall be subject to stockholder approval.

14.10    Section 409A Compliance. To the extent applicable, it is intended that the Plan and all Awards hereunder comply with the requirements of Section 409A of the Code, and the Plan and all Agreements shall be interpreted and applied by the Administrator in a manner consistent with this intent in order to avoid the imposition of any additional tax under Section 409A of the Code. In the event that any provision of the Plan or an Agreement is determined by the Administrator to not comply with the applicable requirements of Section 409A of the Code, the Administrator shall have the authority to take such actions and to make such changes to the Plan or an Agreement as the Administrator deems necessary to comply with such requirements, provided that no such action shall adversely affect any outstanding Award without the consent of the affected Participant.

WESTELL TECHNOLOGIES, INC.
c/o BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC.
P. O. BOX 1342
BRENTWOOD, NY 11717

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DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 J. Thomas Gruenwald   02 Fared Adib   03 Jeannie H. Diefenderfer   04 Robert W. Foskett   05 Dennis O. Harris
06 Martin D. Hernandez   07 Eileen A. Kamerick   08 Robert C. Penny III

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

	For	Against	Abstain
2 Approve the 2015 Omnibus Incentive Compensation Plan.	☐	☐	☐
3 Ratification of the appointment of independent auditors.	☐	☐	☐
4 Advisory vote to approve executive compensation.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]   Date

Signature (Joint Owners)   Date

0000253620_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com .

WESTELL TECHNOLOGIES, INC.
Annual Meeting of Stockholders
September 16, 2015 10:00 AM CDT
This proxy is solicited by the Board of Directors

The undersigned hereby appoints J. Thomas Gruenwald and Thomas P. Minichiello, and each of them, proxies with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all Class A Common Stock and/or Class B Common Stock held of record by the undersigned in Westell Technologies, Inc., upon all subjects that may properly come before the annual meeting, and at any adjournments thereof, including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the reverse side of this card. The votes entitled to be cast by the undersigned will be cast in the direction of the proxy holders on any other matter that may properly come before the meeting and any adjournement thereof.

The undersigned hereby revokes any proxy heretofore given and acknowledges receipt of the proxy statement for the annual meeting.

This proxy, when properly executed will be voted in the manner directed by the undersigned. If no direction is made, this proxy will be voted by the proxies "FOR ALL" nominees named in Proposal 1, "FOR" Proposals 2, 3, and 4, and in their discretion on any other matters properly brought to a stockholder vote at the meeting.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000253620_2 R1.0.0.51160